Exhibit 10.1

EXECUTION VERSION

TRANSFER AGREEMENT

by and among

GCI DEVELOPMENT, LLC,

an Iowa limited liability company,

and

CHT PARTNERS, LP,

a Delaware limited partnership

August 31, 2012

i

Section 18.09	Amendments and Waivers	47
Section 18.10	Severability	47
Section 18.11	Headings	47
Section 18.12	Counterparts	47
Section 18.13	References	47
Section 18.14	Exhibits	47
Section 18.15	Attorneys’ Fees	47
Section 18.16	Waiver of Jury Trial	48
Section 18.17	Facsimile and PDF Signatures	48
Section 18.18	Informational Meetings	48

EXHIBITS

A	Facilities; Facility Owners

B.	Refinancing Term Sheet

TRANSFER AGREEMENT

THIS TRANSFER AGREEMENT (this “Agreement”) is dated as of the 31st day of August, 2012, by and among GCI DEVELOPMENT, LLC, an Iowa limited liability company (“Transferor”) and CHT PARTNERS, LP, a Delaware limited partnership (“Transferee”). Certain capitalized terms used herein are defined in Section 1.01.

RECITALS:

A. Transferor is the sole member of CHT GCI PARTNERS I, LLC, a Delaware limited liability company (the “Company”).

B. Transferor is also the sole member of (i) Vinton, IA Assisted Living Facility, L.L.C., an Iowa limited liability company, (ii) Webster City, IA Assisted Living Facility, L.L.C., an Iowa limited liability company, (iii) Nevada, IA Assisted Living Facility, LLC, an Iowa limited liability company, (iv) Grinnell, IA Assisted Living Facility, L.L.C., an Iowa limited liability company, (v) Indianola, IA Assisted Living Facility, L.L.C., an Iowa limited liability company and (vi) Shenandoah, IA Assisted Living Facility , LLC (each a “Facility Owner” and collectively, the “Facility Owners”).

C. Except for Nevada, IA Assisted Living Facility, LLC, each of the Facility Owners owns the fee simple interest in the assisted living facility described across from such Facility Owner’s name on Exhibit A attached hereto (the “Facilities”).

D. Nevada, IA Assisted Living Facility, LLC holds a ground lease interest in its Facility with an option to purchase.

E. Transferor shall cause the Company to form, prior to the Pool One Closing (as hereinafter defined), a new Delaware “C” corporation wholly owned by the Company (“TRS”).

POOL ONE ACQUISITION

F. Transferor and Transferee are pursuing a refinancing of the Pool One Facilities (as defined on Exhibit A) with KeyBank (“Lender”) on the terms set forth on Exhibit B attached hereto (the “Refinancing Term Sheet”) and such other terms and conditions as are reasonably satisfactory to both Transferor and Transferee (the “Refinancing”).

G. Prior to the Pool One Closing, Transferee shall form, on behalf of the Company, the following three (3) new Delaware entities, which immediately following the Restructuring (as hereinafter defined) and Pool One Closing, shall be wholly owned by the Company: (i) Vinton IA Assisted Living Owner, LLC, a Delaware limited liability company, (ii) Webster City IA Assisted Living Owner, LLC, a Delaware limited liability company, and (iii) Nevada IA Assisted Living Owner, LLC, a Delaware limited liability company (each a “New Pool One Facility Owner” and collectively the “New Pool One Facility Owners”).

H. Prior to the Pool One Closing, Transferee shall form, on behalf of the TRS, the following three (3) new Delaware entities, which immediately following the Restructuring and Pool One Closing, shall be wholly owned by the TRS: (i) Vinton IA Assisted Living Tenant,

LLC, a Delaware limited liability company, (ii) Webster City IA Assisted Living Tenant, LLC, a Delaware limited liability company, and (iii) Nevada IA Assisted Living Tenant, LLC, a Delaware limited liability company (each a “New Pool One Facility Tenant” and collectively the “New Pool One Facility Tenants”).

I. At the Pool One Closing, Transferor intends to cause the applicable Facility Owners to transfer and convey to the applicable New Pool One Facility Owners the Owned Assets associated with the Pool One Facilities, which shall be deemed to have the values set forth for the applicable facilities on Schedule R-H attached hereto and by this reference made a part hereof (the “Pool One Transferor Contribution”).

J. At the Pool One Closing, in return for an approximately seventy-five percent (75%) membership interest in the Company (the “Transferee’s Equity Share”), Transferee intends to contribute to the Company an amount equal to approximately (i) Four Million Seven Hundred Eighty-Six Thousand Five Hundred Ninety-Eight and No/100 Dollars ($4,786,500.00)(the “Transferee Pool One Cash Contribution Amount”)(subject to adjustment as set forth herein provided that in no event shall the Transferee Pool One Cash Contribution Amount be an amount less than that necessary for the resulting membership interest of Transferee in the Company to be less than 75%), plus (ii) Transferee’s pro-rata share of Shared Expenses relating to the Pool One Closing (collectively, the “Transferee Pool One Contribution”)(and after which, Transferor will retain an approximately twenty-five percent (25%) membership interest in the Company, the “Transferor’s Equity Share”).

K. A portion of the Transferee Pool One Contribution and the Refinancing, in an amount equal to approximately Six Million Four Hundred Fifty-Seven Thousand One Hundred Eighty-Seven and 17/100 Dollars ($6,457,187.17) (the “Existing Financing Payoff Amount”), shall be utilized at the Pool One Closing to prepay in full the existing financing encumbering the Pool One Facilities.

L. That portion of the cash held by the Company immediately after the Pool One Closing equal to the amount by which the value of the Pool One Transferor Contribution, less the Transferor’s pro-rata share of Shared Expenses for the Pool One Closing exceeds the Transferor’s equity share in the Company (the “Pool One Transferor Distribution”) shall be distributed to Transferor immediately after the Pool One Closing in order to reduce the Transferor’s Equity Share to 25%.

M. That portion of the Transferee Pool One Contribution remaining after payment of the Existing Financing Payoff Amount, the Transferee’s Shared Expenses and the Pool One Transferor Distribution, if any, shall be used by the Company for working capital purposes.

POOL TWO ACQUISITION

N. Transferor and Transferee are also pursuing the assumption of certain existing U.S. Department of Housing and Urban Development (“HUD”) loans encumbering the Pool Two Facilities (as defined on Exhibit A) on such other terms and conditions as are reasonably satisfactory to both Transferor and Transferee (the “HUD Loan Assumptions”).

O. Subject to receipt of HUD consent to the HUD Loan Assumptions, Transferor and Transferee shall cause the Company, prior to the Pool Two Closing, to form the following two (2) new Delaware entities, which shall be wholly owned by the Company: (i) Grinnell IA Assisted Living Owner, LLC, a Delaware limited liability company, and (ii) Indianola IA Assisted Living Owner, LLC, a Delaware limited liability company (each a “New Pool Two Facility Owner” and collectively the “New Pool Two Facility Owners”; the New Pool One Facility Owners and the New Pool Two Facility Owners shall be together referred to individually a “New Facility Owner” and collectively as the “New Facility Owners”).

P. Subject to receipt of HUD consent to the HUD Loan Assumptions, Transferor and Transferee shall cause the Company to cause the TRS, prior to the Pool Two Closing, to form the following two (2) new Delaware entities: (i) Grinnell IA Assisted Living Tenant, LLC, a Delaware limited liability company, and (ii) Indianola IA Assisted Living Tenant, LLC, a Delaware limited liability company (each a “New Pool Two Facility Tenant” and collectively the “New Pool Two Facility Tenants”; the New Pool One Facility Tenants and the New Pool Two Facility Tenants shall be together referred to individually a “New Facility Tenant” and collectively as the “New Facility Tenants”).

Q. At the Pool Two Closing, Transferor intends to cause the applicable Facility Owners to transfer and convey to the applicable New Pool Two Facility Owners the Owned Assets associated with the Pool Two Facilities, which shall be deemed to have the values set forth for the applicable facilities on Schedule R-H (the “Pool Two Transferor Contribution” and together with the Pool One Transferor Contribution, the “Transferor Contribution”).

R. At the Pool Two Closing, Transferee intends to contribute to the Company an amount equal to approximately (i) Three Million Eighty-Nine Thousand and No/100 Dollars ($3,089,000.00)(the “Transferee Pool Two Cash Contribution Amount”)(subject to adjustment as set forth herein provided that in no event shall the Transferee Pool Two Cash Contribution Amount be an amount less than that necessary for the Transferee to maintain Transferee’s Equity Share), plus (ii) Transferee’s pro-rata share of Shared Expenses relating to the Pool Two Closing (collectively, the “Transferee Pool Two Contribution”) and after which, Transferor will retain an the Transferor’s Equity Share.

S. That portion of the cash held by the Company immediately after the Pool Two Closing equal to the amount by which the value of the Pool Two Transferor Contribution, less the Transferor’s pro-rata share of Shared Expenses for the Pool Two Closing exceeds the Transferor’s equity share in the Company (the “Pool Two Transferor Distribution”) shall be distributed to Transferor immediately after the Pool Two Closing in order to reduce the Transferor’s Equity Share to 25%; provided, however, that $500,000 of the Pool Two Transferor Distribution shall be placed into the Indianola Performance Escrow (as hereinafter defined) and distributed pursuant to the terms thereof.

T. That portion of the Transferee Pool Two Contribution remaining after payment of the Transferee’s Shared Expenses and the Pool Two Transferor Distribution, if any, shall be used by the Company for working capital purposes.

U. The steps described in the foregoing Recitals E-S to form a new joint venture for the purpose of owning and operating the Facilities, as well as any other structuring required pursuant to the Refinancing and HUD Loan Assumptions and agreed to by Transferor and Transferee in their reasonable discretion, shall hereinafter be referred to as the “Restructuring.”

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.

INTERPRETATION

Section 1.01 Defined Terms. As used herein, the following terms shall have the meanings indicated:

Access Agreement: that certain Access Agreement entered into between Transferor and Transferee dated June 28, 2012.

Affiliate: With respect to any specified Person that is not an individual, another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person.

Business Day: Any day, other than a Saturday, a Sunday or a day on which banks in New York City are required or authorized to close.

Charter Documents: (i) with respect to any Person which is a corporation, the certificate of incorporation and bylaws of such Person, (ii) with respect to any Person which is a limited liability company, the certificate of formation and operating or limited liability company agreement of such Person, and (iii) with respect to any Person which is a limited partnership, the certificate of limited partnership and partnership agreement of such Person.

Code: The United States Internal Revenue Code of 1986, as amended.

Company Subsidiaries: From and after Pool One Closing, TRS, the Facility Owners, the New Facility Owners, and the New Facility Tenants.

Contract Date: The date of this Agreement, set forth in the introductory paragraph.

Disclosure Statement: The Disclosure Statement prepared by Transferor and delivered to Transferee, as updated prior to each of the Pool One Closing and the Pool Two Closing.

Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement.

Down Payment: The Initial Down Payment and the Second Down Payment.

Due Diligence Period: With respect to the Pool One Facilities, a period ending at 5:00pm EST on August 23, 2012, as the same may be extended by the mutual written consent of the parties hereto. With respect to the Pool Two Facilities, a period commencing on October 1, 2012 and ending at 5:00pm EST on November 30, 2012, provided that if the Pool Two Closing does not close within 15 days thereafter, Transferee shall have the right to reasonably request updated due diligence prior to the Pool Two Closing and any objection to new matters appearing during such update which have a financial or material non-financial impact on the Pool Two Facilities.

Environmental Claims: All claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage, damage to natural resources or violations of Environmental Laws, made by any Governmental Entity or other Person arising from or in connection with the (i) spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property.

Environmental Laws: Any federal, state or local law, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating Hazardous Materials or relating to the protection of human health and safety from Hazardous Materials or relating to the protection of natural resources or the environment and applicable to the Real Property.

Environmental Liabilities: All Liabilities under any Environmental Laws arising from or in connection with the Real Property, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent: First American Title Insurance Company, National Commercial Services Office in Orlando, Florida.

Existing Owner Financing: The existing mortgage financing obtained by the applicable Facility Owners with respect to the Pool One and Pool Two Facilities.

GAAP: United States generally accepted accounting principles, consistently applied.

Governmental Entity: Any governmental authority, agency, commission, board or public authority.

Hazardous Materials: Any material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas, or microbiological contamination, (ii) the presence of which in the environment requires remediation or abatement pursuant to any Environmental Law, or is defined, listed or identified pursuant to any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import, or (iii) is regulated under any Environmental Law; provided, however, that Hazardous Material shall not include (a) cleaning material, pre-packaged supplies, and petroleum products customarily used in the operation and maintenance of comparable properties, (b) cleaning materials, personal grooming items, and other items sold in pre-packaged containers for consumer use and used by tenants and residents in the Facilities, (c) any pharmaceuticals, vaccines or medical products or devices, or medical waste or biological waste, including those materials defined as “medical waste” or “biological waste” under Environmental Laws, and (d) petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Facilities’ parking areas and equipment, so long as, to the extent required, all applicable Licenses for the use of any of the foregoing have been obtained and are in full force and effect and so long as all the foregoing are used, stored, handled, transported and disposed of, and otherwise managed in quantities and types appropriate for such activities and in compliance with all Environmental Laws.

Healthcare Permits: All licenses, permits, certifications or approvals issued by Governmental Entities necessary for Facility Owners to provide healthcare and other assisted living services to Residents as are provided or offered by Facility Owners as of the Contract Date.

Indianola Performance Escrow: An escrow agreement entered into by and among the Transferor, the Transferee and the Company whereby $500,000 of the Pool Two Transferor Distribution shall be placed in escrow until such time as the Facility located in Indianola, Iowa produces a minimum of $200,000 of trailing three month operating margin, as defined on Schedule I attached hereto. If the Facility does not satisfy the foregoing test by the first anniversary of the Pool Two Closing Date, the Indianola Performance Escrow shall be paid to the Transferee.

Initial Down Payment: The sum of One Hundred Thousand and No/100 Dollars ($100,000.00).

Liabilities: Liabilities, obligations, commitments or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, accrued, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, Loss, Taxes, damage, deficiency, cost or expense, but excluding, with respect to the relationships among the parties to this Agreement created hereunder, consequential damages.

Licenses: All certificates, licenses, and permits issued by Governmental Entities in connection with the ownership, leasing, use, occupancy, operation, and maintenance of the Facilities, including the Healthcare Permits.

Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, voting trust agreement, community property interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim, but excluding consequential damages.

Material Adverse Effect: Any change, event, development or effect that individually or in the aggregate has a material adverse effect on (a) the assets, business, operations, capitalization, financial condition (including Liabilities) or results of operations of the Company, the Facility Owners, the New Facility Owners, the Facilities, or the Real Property in the aggregate or (b) the ability of the parties to consummate the transactions contemplated by this Agreement, but excluding (i) any event, circumstance or condition resulting from any change in economic, industry or market conditions (whether general or regional in nature or limited to any area where a Facility is located); (ii) any change in Law or regulatory policy of general applicability that does not affect only the Company or the Facilities; (iii) the effect of any change in the United States economy or financial markets in general; (iv) any effect resulting from the announcement of this Agreement or Transferor’s compliance with this Agreement or the Documents.

Medicaid/Medicare Contracts: Any contracts with any Governmental Entity or other Person, which are necessary for the Facility Owners or facility managers to be reimbursed, paid or otherwise compensated for the care of elderly, disabled or low income individuals at the Facilities, pursuant to Title XVIII or Title XIX of the Social Security Act, Title 42 United States Code, Chapter 7, as amended from time to time, or any similar state law governing the care of elderly, disabled or low income individuals. For purposes of this definition, the term ‘care’ includes any acute health care, long term care, preventive care or other type of health care, or any goods or services provided in connection with the provision of such care.

Permitted Exceptions: (i) The Lien of real estate taxes and assessments and other charges by Governmental Entities that are not yet delinquent, (ii) the rights of Residents under the Residence Agreements, (iii) such matters as are shown on the Pro Forma Title Policies, (iv) the lien of any equipment lease or financing or purchase money Lien, in each case incurred in the ordinary course of business consistent with past practice, (v) Liens set out in Section 1.01 of the Disclosure Statement and (vi) such other matters as are approved by Transferee in writing or that are permitted pursuant to the terms of this Agreement.

Person: Any individual, partnership, corporation, limited liability company, trust or other legal entity.

Pro-Forma Title Policies: The Pro-Forma Title Policies prepared and delivered by the Escrow Agent to the Company on or before the expiration of the applicable Due Diligence Period, with respect to the issuance by the Escrow Agent of an owner’s policy of title insurance insuring each New Facility Owner’s title to the applicable Real Property, effective as of the acquisition by the Company of the Real Property as provided herein.

Real Property: The Land and all buildings, structures, fixtures and other improvements located thereon, as more fully described in Exhibit A, including all permits, easements, Licenses, rights-of-way, rights and related appurtenances.

Resident: Each individual resident at the Facilities in his/her capacity as such.

Resident Deposits: All deposits or advances of any kind or nature from any Resident.

Resident Pre-paid Rent: All rental amounts paid in advance of the date when such payment is due by any Resident.

Second Down Payment: the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00).

Specially Designated National or Blocked Person: (i) A person or entity designated by the U.S. Department of the Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 (the “Executive Order”), or (iii) a person or entity otherwise identified by Governmental Entity or legal authority as a person with whom a United States Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding impact fees or other similar exactions levied or payable in connection with the development or operation of any of the Facilities and excluding special assessments.

Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

Title Commitment: A current commitment for title insurance for each of the Facilities.

Title Policy: As applicable, an owner’s policy of title insurance insuring each New Facility Owner’s title to the applicable Real Property, effective as of the acquisition by each New Facility Owner of the Real Property as provided herein or a loan policy of title insurance as required by the Lender or any other lender providing financing relating to the Pool One Closing or the Pool Two Closing.

Transferor Reimbursable Transaction Costs: all actual out-of-pocket costs and expenses incurred by Transferee in connection with the applicable transactions contemplated by this Agreement.

United States Person: (i) Any individual or business entity, regardless of location, that is a resident of the United States; (ii) any individual or business entity physically located within the United States; (iii) any business entity organized under the laws of the United States or of any state, territory, possession, or district thereof; and (iv) any business entity, wheresoever organized or doing business, which is owned or controlled by an individual or business entity specified in (i) or (iii) above.

Section 1.02 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or sections indicated below:

Agreement	Preamble
Assignment and Assumption Agreement	Section 14.03(d)
Assumed Liabilities	Section 18.02
Business Representations	Introductory paragraph to Article VIII
Business Representations Damages Cap	Section 12.09
Closing	Section 11.01
Closing Conditions	Section 10.01
Closing Date	Section 3.03
Closing Statement	Section 11.02(a)(iv)
Company	Recital A
Contracts	Section 8.15
Cut-Off Time	Section 15.04
Deed Transfers	Section 14.03(a)
Documents	Section 15.01(a)
Due Diligence Materials	Section 3.01(f)
Environmental Reports	Section 8.09
Executive Order	Section 1.01, definition of Specially Designated National or Blocked Person
Facility Agreements	Section 2.02(c)
Facility/Facilities	Recital C
Facility Owners	Recital B
Failure of Condition Notice	Section 13.02(e)
Financials	Section 8.01(a)
HUD	Recital N
HUD Loan Assumptions	Recital N
Improvements	Section 2.02(a)(i)
Indemnification and Contribution Agreement	Section 14.04(a)
Indemnified Party	Section 12.06(a)
Indemnifying Party	Section 12.06(a)
JV Agreement	Section 14.01(a)
Land	Section 2.02(a)(i)
Lender	Recital G
Loan	Section 14.04(a)
Local Counsel Costs	Section 15.01(b)
Manager Pooling Agreement	Section 14.03(e)
New Pool One Facility Owner(s)	Recital G
New Pool One Facility Tenant(s)	Recital H
New Facility Owner(s)	Recital O
New Management Agreement	Section 14.03(c)
Operating Cash Infusion	Section 2.03
Operating Lease	Section 14.03(b)
Other Refinancing Fees and Expenses	Section 16.02
Other Shared Closing Costs	Section 15.04
Owned Assets	Section 2.02

Personal Property	Section 2.02(b)(v)
Pool One Closing	Section 11.01(a)
Pool One Closing Date	Section 11.01(a)
Pool One Transferor Contribution	Recital I
Pool Two Closing	Section 11.01(b)
Pool Two Closing Date	Section 11.01(b)
Pool Two Transferor Contribution	Recital S
Property Taxes	Section 15.04(a)
Prorations	Section 15.04
Refinancing	Recital F
Refinancing Fee	Section 16.02
Refinancing Term Sheet	Recital F
Refinancing Third-Party Costs	Section 15.01(b)
Residence Agreements	Section 2.02(c)
Restructuring	Recital U
Restructuring Documents	Section 14.05
Retained Assets	Section 2.02
Retained Liabilities	Section 18.01
Shared Expenses	Section 15.05
Shenandoah Facility	Section 18.02
Survey	Section 3.02(a)
Third-Party Costs	Section 15.01(b)
Title Insurance Costs	Section 15.02
Transfer Taxes	Section 15.03
Transferee	Preamble
Transferee Pool One Cash Contribution Amount	Recital J
Transferee Pool One Contribution	Recital J
Transferee Pool Two Cash Contribution Amount	Recital R
Transferee Pool Two Contribution	Recital R
Transferee Default Notice	Section 13.02(d)
Transferee Notice of Objection to Transferor Reimbursable Transaction Costs	Section 13.02(e)
Transferee’s Objection Notice	Section 13.02(d)
Transferor	Preamble
Transferor Board Consent	Section 7.02(a)
Transferor Contribution	Recital Q
Transferor Default Notice	Section 13.02(c)
Transferor’s Failure of Condition Objection Notice	Section 13.02(e)
Transferor’s Objection Notice	Section 13.02(c)
TRS	Recital D

Section 1.03 Exhibits. The inclusion of any information on any one exhibit will constitute disclosure of such information for all purposes hereunder, and information need not be repeated on multiple exhibits.

Article II.

AGREEMENT TO TRANSFER THE OWNED ASSETS

Section 2.01 Transfer of Interests.

(a) Upon and subject to the terms and conditions provided herein, at the Pool One Closing, Transferee will pay the Pool One Transferee Contribution as follows: Transferee shall contribute to the Company an amount equal to the Pool One Transferee Contribution less 3/5 of the Down Payment, which shall be credited and paid to the Company pursuant to Article XIII. Upon and subject to the terms and conditions provided herein, at the Pool Two Closing, Transferee shall contribute to the Company an amount equal to the Pool Two Transferee Contribution less 2/5 of the Down Payment.

(b) On the Pool One Closing Date, Transferor shall cause the Owned Assets with respect to the Pool One Facilities to be transferred to the Company free and clear of any Lien, and the Company shall assume the Pool One Transferor Contribution in accordance with the terms of this Agreement. On the Pool Two Closing Date, Transferor shall cause the Owned Assets with respect to the Pool Two Facilities to be transferred to the Company free and clear of any Lien other than Permitted Exceptions, and the Company shall assume the Pool Two Transferor Contribution in accordance with the terms of this Agreement.

Section 2.02 Owned Assets. As of the Pool One Closing and Pool Two Closing, Transferor shall take such steps as may be necessary so that all tangible and intangible assets, excluding any assets leased or licensed from a third party or listed on Schedule 2.02(g) (“Retained Assets”), used in, and material to, the operation of the Facilities as they are currently being operated by the Pool One Facility Owners and Pool Two Facility Owners, respectively as applicable (as further described below, the “Owned Assets”) will be owned by the Company or the Company Subsidiaries (as the case may be) free of all Liens, other than Permitted Exceptions. The Owned Assets include the following:

(a) Real Property.

(i) The Real Property, including, but not limited to, a fee simple interest in those certain real properties consisting of land (“Land”) and all buildings, structures, fixtures and other improvements located thereon (“Improvements”), such Land and Improvements being more particularly described in Exhibit A.

(ii) All right, title and interest of the Facility Owners as landlord (whether named as such therein, or by assignment or otherwise), including, but not limited to, in any leases and subleases (including Residence Agreements), if any, regarding the Real Property now existing or in effect at the applicable Closing, and all amendments, modifications, supplements, renewals and extensions thereof, together with any security deposits made by the lessees or Residents thereunder.

(b) Personal Property.

(i) Any and all furniture, fixtures, furnishings, inventory, machinery and equipment used in connection with the Facilities, and all other personal property used in connection with the Real Property and located upon the Real Property now or as of the applicable Closing. In no event shall the Personal Property include any property owned by any Resident.

(ii) All existing warranties and guaranties (express or implied) issued to the Facility Owners (or any prior owner or lessee of the Facilities, to the extent any Facility Owner has an interest therein) in connection with the Improvements or the Personal Property described in paragraph (b)(i) above.

(iii) All rights to hold Resident Deposits or other tenant security deposits received or held in connection with each Facility, but excluding any Retained Assets.

(iv) The tangible and intangible property described in Sections 2.02(b)(i) through 2.02(b)(iv) shall be referred to herein as the “Personal Property.”

(c) Facility Agreements and Residence Agreements. All rights of Facility Owners in, to and under all contracts, leases, subleases, agreements, commitments and other arrangements, and any amendments or modifications thereof, used or useful in the operation of the Facilities as of the date hereof or made or entered into by the Facility Owners between the date hereof and the applicable Closing Date in compliance with this Agreement (the “Facility Agreements”), and all occupancy, residency, tenancy and similar written agreements entered into in the ordinary course of business with Residents, and all amendments, modifications, supplements, renewals, and extensions thereof (“Residence Agreements”).

(d) Records. True and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Facilities, including, but not limited to, any electronic data stored on computer disks or tapes, and originals of any of the foregoing that relate to the Facilities, together with the basic corporate, partnership or limited liability company documents and records of the Company, the TRS, the New Facility Owners, the Facility Tenants. The Company shall provide Transferor access to any such records for seven (7) years following each Closing Date.

(e) Licenses. Any and all Licenses now held in the name of any Facility Owner, the Company and the Facility Owners, or any of their Affiliates and used or useful in the operation of the Facilities, and any renewals, extensions, amendments or modifications thereof, except to the extent not transferable or assignable under applicable law.

(f) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.02 and now or hereafter owned by the Company, the TRS or the Facility Owners and used in connection with the operation of the Facilities, including, without limitation, any and all rights of the Company, the TRS or the Facility Owners in and to (i) all web sites, URLs, domain names, trade names, trademarks, service marks, logos and all copyrights used exclusively in connection with the Facilities, (ii) phone numbers and phone listings for the Facilities, (iii) all deposits in connection with any Facility Agreement or utility service, (iv) all deposits, letters of credit and guarantees of future performance from third parties held by the Company, the TRS and the Facility Owners and (v) all software, video tapes, films, brochures, marketing packages and other advertising and promotional materials used solely in connection with the Facilities.

(g) Excluded Assets. At Closing, the following assets shall not be considered Owned Assets: (i) all assets owned solely by Transferor and not used in conjunction with the Facilities, including, without limitation, all web sites, URLs, domain names, trade names, trademarks, service marks, logos and copyrights, (ii) all assets owned by tenants or licensees, (iii) all assets owned by Residents, and (iv) any assets listed on Schedule 2.02(g) of the Disclosure statement.

Section 2.03 Operating Cash. All cash held by the applicable Facility Owners as of a Closing Date shall be distributed to Transferor at Closing. At each Closing, the Company shall fund in to the operating account for each Facility an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) for purposes of working capital (the “Operating Cash Infusion”). Transferee acknowledges and agrees that from and after the Pool One Closing Date, to the extent not prohibited by the documents evidencing the Refinancing, (a) working capital will be held in operating accounts owned by the TRS and the Company and (b) FF&E reserves will be held in operating accounts owned by the Company.

Section 2.04 Down Payment.

(a) Not later than three (3) Business Days after the Contract Date, Transferee shall deposit with Escrow Agent the Initial Down Payment. Not later than three (3) Business Days after the expiration of the Due Diligence Period, Transferee shall deposit with Escrow Agent the Second Down Payment. The parties acknowledge that, except as otherwise provided herein, the Down Payment shall be applied at Closing toward the Transferee Contribution. The failure of the Initial Down Payment or Second Down Payment to be timely deposited in accordance with this Section 2.04(a) shall render this Agreement immediately terminable at any time thereafter by Transferor upon written notice to Escrow Agent, unless prior to such termination Transferee makes the delinquent Down Payment and receives written acceptance thereof from Transferor.

(b) If Transferee shall have deposited the Down Payment with the Escrow Agent in accordance with Section 2.04(a), then, upon the expiration of the Due Diligence Period the Down Payment shall become non-refundable to Transferee, except as otherwise provided herein.

(c) The Down Payment shall be held, invested and, along with all amounts earned thereon, credited and disbursed in accordance with the provisions of Article XIII.

Article III.

DUE DILIGENCE

Section 3.01 Investigation of Facilities. Transferor shall provide Transferee with the following rights of access for purposes of conducting due diligence with respect to the Facilities, and the Company, subject to the terms and conditions of this Section 3.01.

(a) To the extent not already delivered, Transferor shall deliver to Transferee accurate and complete copies of all due diligence materials reasonably requested by Transferee that are in Transferor’s, the Company’s or the Facility Owners’ possession or under Transferor’s, the Company’s or the Facility Owners’ direct or indirect control.

(b) All other obligations relating to inspections shall be governed by the Access Agreement, the terms and conditions of which are incorporated herein.

(c) In the event that Transferee is not satisfied, in its sole and absolute discretion, with the proposed acquisition, ownership, financing or operation of the Owned Assets, then Transferee shall have the absolute right to terminate this Agreement at any time on or prior to the end of the applicable Due Diligence Period. Such right to terminate shall be exercised by Transferee giving written notice to Transferor in accordance with Section 13.02(a) and Section 18.03 hereof, which written notice must be received by Transferor prior to the end of the applicable Due Diligence Period.

(d) Upon a termination of this Agreement by Transferee in accordance with Section 3.01(c), Transferee shall be entitled to receive a disbursement of the Down Payment in accordance with the provisions hereof, and Transferor and Transferee shall be released from any and all further liabilities and obligations under this Agreement, except to the extent otherwise expressly provided in this Agreement.

(e) If this Agreement shall not have been terminated in accordance with Section 3.01(c), then this Agreement shall continue in full force in accordance with its terms and the Down Payment shall become non-refundable to Transferee, except as may otherwise be provided in this Agreement.

(f) Upon any termination of this Agreement (whether pursuant to this Section 3.01 or otherwise), Transferee shall (i) return all original due diligence materials provided by Transferor and destroy all other due diligence materials prepared by Transferee (collectively, the “Due Diligence Materials”), (ii) use its commercially reasonable efforts to cause all persons to whom Transferee has provided any original Due Diligence Materials to return such materials and to destroy all other Due Diligence Materials, and (iii) certify to Transferor that, to Transferee’s knowledge, all original Due Diligence Materials have been returned to Transferor and all other Due Diligence Materials have been destroyed. The provisions of this Section 3.01(f) shall survive the termination of this Agreement.

(g) Transferor acknowledges and agrees to assist the Transferee in conducting, no later than seventy-four (74) days following a Closing Date, an audit of property-level financials for the applicable Owned Assets as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Transferee. In connection therewith, Transferor agrees to obtain and provide to the auditors any and all data and financial information in the possession of Transferor, the Company or the Facility Owners which are necessary or required by the auditors in connection with their preparation and conducting of the foregoing audit. The rights and obligations of Transferor and Transferee under this Section 3.01(g) shall survive each Closing.

Section 3.02 Title.

(a) Transferee shall obtain a Title Commitment and a survey (“Survey”) for each Facility. The costs of such Title Commitment, each Title Policy, any endorsements to the Title Policies and a Survey for each Facility shall be paid in accordance with Article XV below. To the extent required by the Title Company, Transferor or any Company Subsidiary, as applicable, shall execute and shall cause each Facility Owner to execute any and all affidavits, indemnification agreements or other agreements necessary and reasonably requested by Escrow Agent for the issuance of said endorsement, each Title Policy and all other endorsements to each Title Policy, at the time of Closing

(b) Notwithstanding any other provision of this Section 3.02, Transferor shall cause to be released at or prior to each of the Pool One Closing and Pool Two Closing, all Liens encumbering the Owned Assets, the Company and the Facility Owners subject to such Closing, other than Permitted Exceptions.

(c) Neither Transferor nor any Facility Owner shall cause any change in the status of title to the Facilities prior to Closing which would reasonably be anticipated to have a Material Adverse Effect.

Section 3.03 Satisfaction of Conditions Precedent. Transferor and Transferee will endeavor diligently and in good faith to satisfy as promptly as practical all conditions precedent set forth in this Agreement to the respective obligations of Transferor and Transferee hereunder. The Closing shall take place in two phases, as provided in Section 11.01 (each such date, a “Closing Date”). If all conditions precedent have not been satisfied or waived on or prior to a Closing Date, then the party in whose favor such condition precedent runs may terminate this Agreement and all other Documents (except for those provisions of this Agreement and such other Documents that by their terms survive such termination), whereupon the parties hereto shall have no further obligations to each other in relation to this Agreement, such other Documents or the transactions contemplated hereunder or thereunder (except for those obligations set forth in provisions of this Agreement and such other Documents that by their terms survive such termination), and provided that the provisions of Article XIII shall control the disposition of the Down Payment.

Article IV.

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor as follows:

Section 4.01 Organization, Good Standing and Entity Authority. Transferee is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own and operate its properties and carry on its business.

Section 4.02 Authorization and Binding Effect of Documents. Transferee (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which Transferee is to be a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Transferee and the consummation by Transferee of the transactions contemplated hereby, on the terms and subject to the conditions herein shall be duly authorized by all necessary action on the part of Transferee and Transferee’s board of directors with respect to each pool of Facilities on or before the expiration of the Due Diligence Period applicable to each pool of Facilities,. This Agreement has been, and each of the other Documents to which Transferee is to be a party will be, duly executed and delivered by Transferee at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferee is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 4.03 ERISA.

(a) Transferee is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitutes assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Transferee is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Transferee to acquire the Facilities are not assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 4.04 Absence of Conflicts. The execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party, and consummation by Transferee of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under the provisions of any certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Transferee (or its Affiliates), any law, regulation, judgment, rule, order or decree to which Transferee (or its Affiliates) is subject, or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Transferee (or its Affiliates) is subject.

Section 4.05 Consents. Except for such reports and filings that an Affiliate of Transferee may be required to make with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, the execution, delivery and performance by Transferee of this Agreement and the other Documents to which Transferee is to be a party do not require any order, permission, consent, approval, authorization, registration or validation of, or exemption, clearance or other action by, or notice or declaration to, or filing with, any Governmental Entity, or, except for the consent of Transferee’s board of directors which shall be obtained prior to the expiration of the Pool One Due Diligence Period with respect to the Pool One Properties and prior to the expiration of the Pool Two Due Diligence Period with respect to the Pool Two Properties, the consent, waiver or approval of any other Person which has not been obtained and is currently in full force and effect.

Section 4.06 Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Transferee (or any of its Affiliates) is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor in connection with the transactions contemplated by this Agreement. Transferee agrees to indemnify and hold Transferor harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Section 12.01 below, such agreement to indemnify shall survive each Closing without time limitation.

Section 4.07 No Judgments. Except as set forth in Section 4.07 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied directly against Transferee, and Transferee is not involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any Governmental Entity, which judgment, litigation or proceeding could reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Transferee’s knowledge, (i) no such judgment, litigation or proceeding is threatened against Transferee which could reasonably be anticipated to have a Material Adverse Effect and (ii) no investigation looking toward such a proceeding has begun or is contemplated.

Section 4.08 No Insolvency. Transferee has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding with respect to a compromise or arrangement, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

Section 4.09 Specially Designated National or Blocked Person. Neither Transferee (including, without limitation, any and all of its partners, directors and officers), nor any of its Affiliates is a Specially Designated National or Blocked Person. Neither Transferee nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Transferee nor any of its Affiliates is acting on behalf of a government of any country that is subject to such an embargo.

As used in this Agreement, the phrase “to Transferee’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Stephen H. Mauldin and Joseph T. Johnson, who Transferee represents are the persons most knowledgeable about Transferee’s overall business and affairs. Notwithstanding anything herein to the contrary, Transferee shall have no Liability to Transferor for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state of facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article V.

INTENTIONALLY OMITTED

Article VI.

INTENTIONALLY OMITTED

Article VII.

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to Transferee as follows:

Section 7.01 Organization, Good Standing, Entity Authority and Qualification. Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa. Transferor has all requisite company power to own, operate and lease its properties and carry on its business. The Facility Owners are limited liability companies, duly organized, validly existing and in good standing under the laws of the State of Iowa, have all requisite company power to own and operate their properties and carry on their businesses, and are qualified to do business in each of the jurisdictions in which the nature of their business or the ownership of their properties make such qualification necessary.

Section 7.02 Authorization and Binding Effect of Documents. Transferor (and any applicable Affiliate) has all requisite power and authority to enter into this Agreement and, at Closing, shall have all requisite power and authority to enter into the other Documents to which it is a party and to consummate the transactions contemplated by this Agreement and such other Documents. The execution and delivery of this Agreement by Transferor and the consummation by Transferor and the Facility Owners of the transactions contemplated hereby, on the terms and subject to the conditions herein have been duly authorized by all necessary action on the part of Transferor and Transferor’s and Facility Owners’ respective shareholders, members and board of directors (the “Transferor Board Consent”). This Agreement has been, and each of the other Documents to which Transferor or a Facility Owner is to be a party will be, duly executed and delivered by Transferor or the applicable Facility Owner at or prior to Closing. This Agreement constitutes (and each of the other Documents to which Transferor is to be a party, when executed and delivered, will constitute) the valid and binding obligation of Transferor and the Facility Owners enforceable against Transferor and the Facility Owners in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

Section 7.03 Absence of Conflicts. Except as set forth on Schedule 7.03 of the Disclosure Statement, the execution, delivery and performance by Transferor of this Agreement and the other Documents to which Transferor and/or any Facility Owner is to be a party, and consummation by Transferor and the Facility Owners of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the certificate or articles of incorporation, bylaws, operating or partnership agreement or other charter documents of Transferor, the Company, the Facility Owners or any of their Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Transferor, the Company, the Facility Owners or any of their Affiliates is bound or affected, or any law, regulation, rule, judgment, order or decree to which Transferor, the Company, the Facility Owners or any of their Affiliates is subject.

Section 7.04 Consents. Except as set forth on Schedule 7.04 of the Disclosure Statement, the execution, delivery and performance by Transferor of this Agreement and the other Documents to which it is a party, and consummation by Transferor and the Facility Owners of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or Governmental Entity, or, except for the Transferor Board Consent, the consent, waiver or approval of any other Person.

Section 7.05 Broker’s or Finder’s Fees. Except as set forth on Schedule 7.05 of the Disclosure Statement, no agent, broker, investment banker, or other Person acting on behalf of Transferor (or any Affiliate of Transferor) or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Transferor or Transferee in connection with the transactions contemplated by this Agreement. Transferor agrees to indemnify and hold Transferee and its Affiliates harmless from any Loss resulting from a breach of this representation and warranty. Notwithstanding the provisions of Section 12.01 below, such agreement to indemnify shall survive each Closing without time limitation.

Section 7.06 ERISA.

(a) Neither Transferor nor any Facility Owner is an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and none of its assets constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Neither Transferor nor any Facility Owner is a “governmental plan” within the meaning of Section 3(32) of ERISA and no funds received by Transferor in this transaction are assets of any such governmental plan and are not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The consummation of the transactions contemplated by this Agreement will not violate such statutes.

Section 7.07 Ownership of Owned Assets. Except as set forth on Schedule 7.02 of the Disclosure Statement, Transferor and the Facility Owners are the sole legal and beneficial owners of their respective Owned Assets. The Owned Assets are free and clear of all Liens, other than the Permitted Encumbrances and Existing Owner Financing, and Transferor and the Facility Owners have good and marketable title to the Owned Assets. There is no restriction or limitation on Transferor’s or any Facility Owner’s right to sell the Owned Assets as contemplated by this Agreement. At the Pool One Closing, Transferor and Pool One Facility Owners will transfer to Transferee good and marketable title to the Pool One Owned Assets, free and clear of all Liens. At the Pool Two Closing, Transferor and Pool Two Facility Owners will transfer to Transferee good and marketable title to the Pool Two Owned Assets, free and clear of all Liens other than those related to the HUD Loan Assumptions.

Section 7.08 No Judgments. Except as set forth on Schedule 7.08 of the Disclosure Statement, there are no judgments presently outstanding and unsatisfied against Transferor, the Company or any of the Facility Owners, and, to Transferor’s knowledge, none of Transferor, the Company or any of the Facility Owners is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding would reasonably be anticipated to have a Material Adverse Effect and which is not fully covered by insurance and, to Transferor’s knowledge, no such judgment, litigation or proceeding is threatened against Transferor the Company or any of the Facility Owners.

Section 7.09 No Governmental Approvals. Except as set forth on Schedule 7.09 of the Disclosure Statement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Entity is required to authorize, or is required in connection with the execution, delivery and performance by Transferor or any Facility Owner of this Agreement, any Document to which Transferor or any Facility Owner is a party or Transferor’s or any Facility Owner’s taking of any action thereby contemplated, which has not been (or as of the applicable Closing will not have been) obtained and is (or as of applicable Closing will be) in full force and effect.

Section 7.10 No Insolvency. None of Transferor, the Company or the Facility Owners has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility. Transferor has not committed an act of bankruptcy, had any petition for a receiving order in bankruptcy filed against it, filed in any court in lieu of bankruptcy any legal proceeding with respect to a compromise or arrangement, filed any legal proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed in connection with its interest in any Facility, had any encumbrancer take possession of its interest in any Facility, or had any execution or distress become enforceable or become levied upon its interest in any Facility.

As used in this Agreement, the phrase “to Transferor’s knowledge” and similar phrases shall mean the current, actual (not constructive, imputed, or implied) knowledge, after due inquiry, of Steven R. Heyer, Michelle Byard, Mike Daniel and Scott L. Smith, who Transferor represents are the persons most knowledgeable about Transferor’s overall business and affairs. Notwithstanding anything herein to the contrary, Transferor shall have no liability to Transferee for a breach of any representation or warranty hereunder, if the breach in question is based on a condition, state or facts or other matter which was currently and actually known (and not constructively, by imputation or by implication) by the party claiming such breach, or disclosed in writing to the party claiming such breach, on or prior to the date hereof.

Article VIII.

BUSINESS REPRESENTATIONS

Transferor represents and warrants to Transferee as follows with respect to each of the facilities owned by its Affiliates as of the Pool One Closing or Pool Two Closing (the following representations, the “Business Representations”):

Section 8.01 Financial Statements; No Undisclosed Liabilities; Absence of Certain Changes.

(a) The financial statements which have been provided to Transferee and are attached hereto as Schedule 8.01, fairly present in all material respects the financial condition and the results of operations of the Facility Owners as of the respective dates and for the periods covered by such financial statements, all in accordance with GAAP, consistently applied, subject to normal recurring year-end adjustments, and the absence of notes.

(b) Except as set forth in the Financials, there are no material Liabilities of the Facility Owners of any kind whatsoever of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than:

(i) contingent Liabilities, which, in accordance with GAAP, are not required to be reflected on a balance sheet;

(ii) any Liabilities incurred in the ordinary course of business of the Facility Owners consistent with past practice or in connection with this Agreement or the other Documents;

(iii) in the case of unaudited financial statements, normal recurring year-end adjustments and the absence of notes; and

(iv) Liabilities incurred since the last date of the balance sheet provided to Transferee for the applicable Facility Owner.

(c) The Facility Owners have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not been since the last balance sheet provided to Transferee for the applicable Facility Owner:

(i) other than dividends and distributions paid in the ordinary course of business of the Facility Owners consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any equity interest of the Facility Owners (other than dividends or distributions in cash in an amount consistent with the requirements of this Agreement), or any split, combination or reclassification of any equity interest of the Facility Owners;

(ii) any amendment of any term of any outstanding equity interest of the Facility Owners;

(iii) any incurrence, assumption or guarantee by the Facility Owners of any indebtedness that would have a Material Adverse Effect;

(iv) any creation or assumption by the Facility Owners of any Lien on any asset that would have a Material Adverse Effect, except for Permitted Exceptions;

(v) except as set forth on the Disclosure Statement, any (i) transaction or commitment made, or any Contract entered into, by the Facility Owners relating to its assets or business (including the acquisition or disposition of any assets) that involved the acquisition or disposition of assets other than for fair value or that involved an amount in excess of One Hundred Thousand Dollars ($100,000), or (ii) relinquishment by the Facility Owners of any material Contract or other right outside of the ordinary course of business consistent with past practice that would have Material Adverse Effect; and

(vi) any change in any method of accounting or accounting practice not required by GAAP by the Facility Owners or any election for Taxes.

Section 8.02 Books and Records; Internal Controls. All records relating to the Company and the Facility Owners (including books and records, contract documents, accounts receivable data, financial statements and other similar records) are maintained, in all material respects, to the extent applicable, in accordance with GAAP and the internal controls on financial reporting of the Company and the Facility Owners.

Section 8.03 Obligations. Except (a) to the extent reflected or reserved against in the Financials, (b) normal trade creditors payable in the ordinary and normal course of business since the dates of such Financials and (c) the Existing Owner Financing, none of the Company or the Facility Owners have any material outstanding Liabilities, which in each case would reasonably be anticipated to have a Material Adverse Effect.

Section 8.04 Medicare; Medicaid. Except as set forth on Schedule 8.04 of the Disclosure Statement, none of Transferor, the Company or any Facility Owners are party to any Medicaid/Medicare Contracts with respect to the provision of services at the Facilities. No action, proceeding, or investigation in connection with Medicare, Medicaid or other public or private third-party payor or other programs is pending or, to Transferor’s knowledge, threatened against any of Transferor, the Company or any Facility Owner in connection with the Facilities which would reasonably be anticipated to have a Material Adverse Effect. To Transferor’s knowledge, none of Transferor, the Company or any Facility Owner has received written notice of any threatened or pending investigation in connection with the Facilities relating to (i) any fraud, false statement or false claim applicable to its business or (ii) any patient care, patient rights or other law applicable to its business, in each case which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.05 No Possessory Rights. Except for as set forth in Schedule 8.05 of the Disclosure Statement, and except for any parties in possession pursuant to, and any rights of possession granted under, the Residence Agreements, there are no parties in possession of any part of the Facilities, and there are no other rights of possession which have been granted by Transferor, the Company or any Facility Owners to any third party or parties, except for licenses to use space which are cancelable by Transferor, the Company or any Facility Owners on ninety (90) days or less notice.

Section 8.06 Employees. None of the Facility Owners has any employees. All personnel employed at the Facilities are employees of a third party leasing company and will be terminated as of the Pool One Closing or the Pool Two Closing (as applicable) without liability to the Transferee, New Facility Owners or New Facility Tenants.

Section 8.07 Licenses. The Facility Owners and the Facilities have all material Licenses necessary to the conduct of their business as presently conducted and all such Licenses are valid and in full force and effect. Except with respect to the Healthcare Permits and as listed on Schedule 8.07 of the Disclosure Statement, no consent is required from any issuer of a License, where the failure to obtain such consent would reasonably be expected to have a Material Adverse Effect. There is no pending or, to Transferor’s knowledge, threatened action, investigation or proceeding with respect to revocation, cancellation, suspension or non-renewal of any License for any Facility which would reasonably be anticipated to have a Material Adverse Effect, and no notice has been received by Transferor, or any Facility Owners from any Governmental Entity currently asserting the violation of the terms of any Licenses or currently threatening to revoke, cancel, suspend or not renew the terms of any such existing License, which would reasonably be anticipated to have a Material Adverse Effect.

Section 8.08 Litigation. Except as set forth in Schedule 8.08 of the Disclosure Statement, there currently exists no litigation with respect to the Real Property, Facilities or the Facility Owners, nor to Transferor’s Knowledge has any litigation been threatened, which is not fully covered by insurance in place (subject to applicable deductibles) with respect to each of the Facilities and which would reasonably be anticipated to have a Material Adverse Effect which is pending or, to Transferor’s knowledge, threatened in writing against any of Transferor (as to the Facilities), the Real Property or the Facility Owners.

Section 8.09 Environmental Matters. Transferor has provided Transferee with access to or copies of all environmental reports and documentation related to the environmental reports in the possession of Transferor or the Facility Owners with respect to the Real Property and the Facilities (the “Environmental Reports”). No written notice has been received by Transferor or the Facility Owners that the Real Property or Facilities are in violation of Environmental Laws. Except as disclosed in the Environmental Reports and in any additional environmental reports received by Transferee prior to the applicable Closing Date, to Transferor’s knowledge (a) there are no underground storage tanks on the Real Property and (b) the Facilities do not contain any Hazardous Substances other than to a de minimus extent and in any event in compliance with Environmental Laws. To Transferor’s knowledge there are no Environmental Claims and no Environmental Liabilities other than to a de minimus extent and in any event in compliance with Environmental Laws.

Section 8.10 Compliance with Laws. Except as would not reasonably be anticipated to have a Material Adverse Effect or except as set forth on Schedule 8.10 of the Disclosure Statement, no written notice has been received by Transferor or the Facility Owners, nor does Transferor or any Facility Owner have knowledge, that any of the Facilities is in violation of any applicable statute, law, regulation, rule, ordinance, order, License, permit, deed restrictions, zoning or subdivision regulations, conditions of approval or permitting, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code. To Transferor’s knowledge, all improvements have been constructed in accordance with (i) the plans for such improvements and (ii) applicable building codes, laws and regulations in a good and workmanlike manner. Each of the Facilities complies in all material respects with the applicable provisions of the Americans with Disabilities Act and all related and applicable laws, rules, regulations and/or orders governing or relating to accessibility.

Section 8.11 Residence Agreements. Transferee has been supplied with true and correct copies of the form of the Residence Agreement currently in use for new admissions at the Facilities. No Facility Owner is in default, and, to Transferee’s knowledge, no Resident is in default, under any of its obligations under any Residence Agreement which default could reasonably be anticipated to have a Material Adverse Effect. The Residence Agreements identified on the rent rolls provided to Transferor were in full force and effect as of the date of the applicable rent roll, except as would not reasonably be anticipated to have a Material Adverse Effect. The rent rolls are true and correct in all respects except as would not reasonably be anticipated to have a Material Adverse Effect, subject to the information on the then-current aged receivables report.

Section 8.12 Taxes. To Transferor’s knowledge, each of Transferor and the Facility Owners has prepared and duly and timely filed (or has filed as part of a consolidated tax filing) all tax reports and returns required to be filed by it and all such returns are accurate in all material respects. In addition, to Transferor’s knowledge, whether or not shown on such returns or reports to be due, of Transferor and the Facility Owners, each has duly paid or provided for the payment of all taxes and other charges due or claimed to be due from it by federal, state, local or foreign taxing authorities (including, without limitation, those due in respect of the Real Property and the Facilities, and the income, franchises, licenses, sales, usages or payrolls associated therewith). There are no tax liens upon any property or assets of Transferor (with respect to the Facilities) and the Facility Owners, except liens for current taxes not yet delinquent.

Section 8.13 Personal Property. As of the expiration of the Due Diligence Period and except as set forth on Schedule 8.13 of the Disclosure Statement, each Facility Owner shall own or lease all of the Personal Property that is currently used in the operations of the applicable Facility as it is currently conducted, free and clear of all Liens other than Permitted Exceptions and the Existing Owner Financing. There are no assets necessary or material to the operation of the Facilities as currently operated that are not Owned Assets, other than Excluded Assets.

Section 8.14 Title. Except as set forth on Schedule 8.14 of the Disclosure Statement, To Transferor’s knowledge and subject to easements, covenants, conditions and restrictions of record as of the date hereof and to Permitted Exceptions in place on or prior to the expiration of the Due Diligence Period, (a) each Facility Owner is the owner of a fee simple interest in the Land and Improvements set forth across from such Facility Owner’s name as described on Exhibit A attached hereto (except with respect to the Nevada, IA Facility, in which the Facility Owner holds a ground lease coupled with a purchase option to be exercised at the Pool One Closing), (b) the Facility Owner is, or will be at Closing, the owner of all of the remaining property constituting the Personal Property with respect to the Facility owned by such Facility

Owner, free and clear of all Liens, except for Permitted Exceptions, Existing Owner Financing and as otherwise expressly disclosed in this Agreement, and (c) the Real Property upon which each Facility is located is a separate parcel for real estate tax assessment purposes. To Transferor’s knowledge, there are no federal, state, county or municipal plans to restrict or change access from any highway or road to any Facility.

Section 8.15 Contracts. Except as would not be reasonably anticipated to have Material Adverse Effect, (a) all service, maintenance, purchase order and other contracts, agreements and equipment leases as are needed with respect to the ownership, maintenance, operation, provisioning or equipping of the Facilities as presently conducted (the “Contracts”) are listed on Schedule 8.15 attached hereto and are in full force and effect and (b) none of Transferor any Facility Owner, or, to Transferor’s knowledge, any other party to the Contracts, is in breach or default under any obligation thereunder or any provisions thereof, and no condition exists that, with notice or the passage of time, or both, will constitute a breach or default under any obligation thereunder or any provisions thereof.

Section 8.16 Insurance. None of Transferor, the Company or the Facility Owners has received written notice from any insurance carrier of defects or inadequacies in the Real Property or Facilities, which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor. With respect to each insurance policy affecting any Facility: (i) the policy is legal, valid, binding, enforceable and in full force and effect, (ii) neither the Company nor any of the Facility Owners, nor to Transferor’s knowledge, any other party to the policy, is in material breach or default thereunder, and to Transferor’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification under such policy against any insured party.

Section 8.17 Condemnation. Neither Transferor, the Company nor any of the Facility Owners has received any written notice of, nor, to Transferor’s Knowledge, is there any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Owned Asset.

Section 8.18 Purchase Rights. Except with respect to the Nevada, IA Facility, in which the Facility Owner holds a ground lease coupled with a purchase option to be exercised at the Pool One Closing, there are no unrecorded purchase contracts, options or other agreements of any kind, whereby any Person other than the Transferee has or will have any right to acquire title to (a) all or any portion of the Real Property or (b) all or any portion of the Personal Property.

Section 8.19 Compliance with Permitted Exceptions. None of Transferor, the Company, or any Facility Owner has received or given any written notice of any violation of any Permitted Exception which has not been cured or dismissed.

Section 8.20 Utilities. All public utilities including, without limitation, sewer, water, electric, gas, and telephone, required for the operation of the Facilities as currently operated are installed and lawfully operating, and all installation and connection charges therefor have been paid in full, except as would not reasonably be anticipated to have a Material Adverse Effect. None of Transferor, the Company or any Facility Owner has received any notice stating that the provision of utilities violates any public or private easement.

Section 8.21 Existing Owner Financing Documents. Schedule 8.21 of the Disclosure Statement sets forth a true, correct and complete list of all notes, mortgages, deeds of trust, security agreements, and other material instruments, documents and agreements relating to the Existing Owner Financing.

Section 8.22 Management Documents. Except as set forth on Schedule 8.22 of the Disclosure Statement, Transferor represents and warrants to Transferee that, as of each Closing Date, there exists no agreement, contract or license agreement with respect to the provision of property management services at the applicable Facilities, other than the New Management Services Agreements.

Section 8.23 Facility Use. Except as set forth on Schedule 8.23 of the Disclosure Statement, the Facilities and the use thereof and the condition thereof do not violate, in any material respect, any applicable deed restrictions, zoning or subdivision regulations, conditions of approval or permitting, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Facilities (“Applicable Laws and Restrictions”), and are not designated by any governmental agency to be in a flood plain area.

Article IX.

COVENANTS

Section 9.01 Publicity. The parties agree that, prior to each Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as required by law, this Agreement, to obtain the necessary consents to consummate the transactions contemplated hereby or applicable regulations. The parties may disclose this Transfer Agreement and matters relating to the subject matter hereof to (i) their professional advisers (including legal and financial advisers) or (ii) to any prospective or existing lenders, provided that in each case any such party informs the recipient of the confidentiality obligations of such party hereunder. The parties understand and agree that if required by law, or if required by applicable disclosure requirements under applicable securities laws or other laws, one or more of the parties may (i) disclose certain information concerning the transaction, (ii) issue one (1) or more press releases concerning the execution of this Agreement and/or the transfer of the Owned Assets, provided that with respect to (a) any press release by Transferee or its Affiliates which identifies Transferor or its Affiliates, Transferee shall use its reasonable best efforts to seek the prior approval of the Transferor, such approval not to be unreasonably delayed or withheld and (b) any press release by Transferor or its Affiliates which identifies Transferee or its Affiliates, Transferor shall use its reasonable best efforts to seek the prior approval of the Transferor, such approval not to be unreasonably delayed or withheld and, in each case, such requirement to seek prior approval not to preclude any party or its Affiliate from complying with applicable disclosure obligations under law, and (iii) file a copy of this Agreement with the Securities and Exchange Commission.

Section 9.02 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and for which it is responsible for the satisfaction of, and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

Section 9.03 No Recordation. Transferor and Transferee each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Transferee agrees (i) not to file any notice of pendency or other instrument (other than a judgment) against the Facilities or any interest therein in connection herewith and (ii) to indemnify Transferor against all Losses or Liabilities incurred by either of them by reason of the filing by Transferee, as applicable, of such notice of pendency or other instrument.

Section 9.04 Licenses. During the Due Diligence Period, Transferor will and will cause the New Facility Tenants to apply for and diligently pursue issuance of the Licenses.

Section 9.05 Casualty. In the event that all or any portion of the Facilities is damaged or destroyed by fire or other casualty prior to Closing and the cost of repair for all such damaged or destroyed Facilities in the aggregate is less than $500,000, subject to the terms of the Existing Owner Financing, Transferor shall promptly cause the applicable Facility Owner to undertake such repair and complete the same. Closing will not be extended to permit the Facility Owner to complete the same, but subject to the terms of the Existing Owner Financing, the insurance proceeds will be escrowed to pay the costs of restoration. In the event the cost of repair thereof is equal to or greater than $500,000, Transferee, in its sole discretion, shall either (i) proceed to Closing, in which event all insurance proceeds attributable to such damage or destruction shall be transferred to the New Facility Owner at Closing and the amount of any deductible with respect to such damage or destruction shall be paid by Transferor and Transferee in accordance with Article XV below or (ii) as Transferee’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Transferee, and Transferor and Transferee shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.06 Condemnation. In the event there is any permanent or temporary actual or threatened taking or condemnation of any material portion of any Facility, Transferor shall notify Transferee of the same as promptly as commercially practicable, and Transferee shall have the right, at its sole option, (i) to proceed to Closing in which event any and all proceeds of such taking or condemnation shall be delivered or assigned to the New Facility Owner at Closing, or (ii) as Transferee’s sole and exclusive remedy in such event, terminate this Agreement, in which event the Down Payment shall be promptly returned to Transferee, and Transferor and Transferee shall be released from any and all further liabilities or obligations under this Agreement, except those liabilities or obligations that expressly survive such termination.

Section 9.07 Operation of Business. Through the applicable Closing Date, Transferor will cause each Facility Owner manage and operate the Facilities then owned by the Facility Owners, taken as a whole, in the ordinary course of business in the manner it has previously managed and operated the Facilities prior to the date of this Agreement.

Article X.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF TRANSFEREE AND TRANSFEROR TO CLOSE

Section 10.01 Conditions to Transferee’s Obligation to Close. The obligation of Transferee to proceed to the Pool One Closing or the Pool Two Closing, as applicable, is subject to the satisfaction of each of the following conditions (the “Closing Conditions”) generally, or with respect to the Pool One or Pool Two Facilities only, as applicable to the Facility Owners and Facilities that are subject to the Closing, any of which may be waived, in whole or in part, in writing by Transferee at or prior to the applicable Closing:

(a) Transferor shall have performed in all material respects all of its obligations under this Agreement which are required to be performed at or prior to the applicable Closing.

(b) All representations and warranties of Transferor set forth in Article VII and Article VIII of this Agreement shall have been true and correct as of the Contract Date and as of the applicable Closing Date with the same force and effect as though made on and as of the applicable Closing Date.

(c) Transferor shall have executed and/or delivered all of the documents required to be delivered at Closing pursuant to Section 11.02 (a).

(d) The Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e) With respect to the Pool One Facilities, the Refinancing shall have closed simultaneously with the closing of the Pool One Facilities, on substantially the terms and conditions set forth in the Refinancing Term Sheet and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to Transferee. With respect to the Pool Two Facilities, the HUD Loan Assumptions shall have closed simultaneously with the closing of the Pool Two Facilities, on terms and conditions reasonably acceptable to Transferee.

Section 10.02 Conditions to Transferor’s Obligation to Close. The obligation of Transferor to proceed to the Pool One Closing or Pool Two Closing, as applicable, is subject to the satisfaction of each of the following conditions, generally, or with respect to the Pool One or Pool Two Facilities only, as applicable to the Facilities and Facility Owners that are the subject of the Closing, any of which may be waived, in whole or in part, in writing by Transferor at or prior to the applicable Closing:

(a) Transferee shall have performed in all material respects its obligations under this Agreement which are required to be performed at or prior to Closing.

(b) All representations and warranties of Transferee set forth in Article IV of this Agreement shall be true and correct as of the Contract Date and as of Closing with the same force and effect as though made on and as of the applicable Closing Date.

(c) Transferee shall have executed and delivered all of the documents required to be delivered at Closing pursuant to Sections 11.02 (b).

(d) Provided that Transferor is not in breach of its obligations under Section 9.04, the Licenses shall have been issued and shall be in full force and effect, it being understood that this condition shall be deemed satisfied if any License has been issued, but such license is subject to revocation, cancellation, suspension or non-renewal in the event that post-licensure requirements that have not been satisfied as of Closing are not completed subsequent to Closing.

(e) With respect to the Pool One Facilities, the Refinancing shall have closed simultaneously with the closing of the Pool One Facilities, on substantially the terms and conditions set forth in the Refinancing Term Sheet and such other terms as are customary for similar mortgage financing or otherwise reasonably acceptable to Transferor. With respect to the Pool Two Facilities, the HUD Loan Assumptions shall have closed simultaneously with the closing of the Pool Two Facilities, on terms and conditions reasonably acceptable to Transferor.

Article XI.

CLOSING

Section 11.01 Time and Place.

(a) Closing of Transferor’s and Facility the Pool One Facility Owners’ transfer of the Pool One Facility Owned Assets pursuant to this Agreement (generally, a “Closing” and specifically, the “Pool One Closing”) shall take place at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (or at such other place as Transferee and Transferor mutually agree) and shall occur the later of (i) August 31, 2012 or (ii) fifteen (15) days following the date upon which all Closing Conditions have been satisfied or waived with respect to the Pool One Facilities (the “Pool One Closing Date”). If the Pool One Closing has not occurred on or before October 31, 2012, then the parties agree to discuss in good faith whether to proceed working towards closing or to terminate this Agreement.

(b) Closing of Transferor’s and Facility the Pool Two Facility Owners’ transfer of the Pool Two Facility Owned Assets pursuant to this Agreement (generally, a “Closing” and specifically, the “Pool Two Closing”) shall occur within fifteen (15) days following the date on which the HUD Loan Assumptions are approved by HUD and all Closing Conditions have been satisfied or waived with respect to the Pool Two Facilities (the “Pool Two Closing Date”). If the Pool Two Closing has not occurred on or before June 30, 2013, then the parties agree to discuss in good faith whether to proceed working towards closing or to terminate this Agreement.

Section 11.02 Delivery of Documents at Closing.

(a) At each Closing, Transferor shall:

(i) Execute, acknowledge and deliver a certificate to Transferee confirming the matters set forth in Sections 10.01 (a) and (b) with respect to Transferor, as of the applicable Closing Date, such certificates to be signed by an officer of Transferor.

(ii) Provide to Transferee (A) a copy of the Charter Documents of Transferor and/or each Facility Owner, certified by a duly authorized officer of Transferor or the Facility Owner, (B) a copy of resolutions or other actions of the managers and members of Transferor and/or Facility Owners certified by a duly authorized officer of Transferor, and (C) such other evidence of the power and authority of Transferor and Facility Owners to consummate the transactions described in this Agreement as Transferee may reasonably require.

(iii) Execute and cause the Facility Owners to execute, acknowledge or cause to be acknowledged as appropriate and deliver to Transferee such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(iv) Execute and cause the Facility Owners to execute, acknowledge or cause to be acknowledged as appropriate and deliver to Transferee a closing statement or memorandum in a form reasonably acceptable to Transferor and Transferee (the “Closing Statement”).

(v) Execute and cause the Facility Owners to execute, acknowledge and deliver to Transferee a non-foreign status affidavit in the form as required by Section 1445 of the Code.

(vi) Execute and cause the Facility Owners to execute, acknowledge and file, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of the Owned Assets to the Company as contemplated hereunder.

(vii) Pay and fully satisfy all obligations which are evidenced by any Lien encumbering the Owned Assets which are not permitted hereunder.

(viii) Execute and deliver, or cause to be executed and delivered, all Restructuring Documents to be executed by Transferor, the Company, the Facility Owners or the New Facility Owners.

(ix) If a search of the title to the Owned Assets discloses judgments, penalties or other returns against other Persons having names the same as or similar to that of Transferor or any Facility Owner, Transferor will, on request, execute and deliver to Transferee (or cause to be delivered to Transferee) an affidavit from Transferor and/or the applicable Facility Owner(s) to the effect that such judgments, penalties or other returns are not against Transferor or the applicable Facility Owner(s).

(b) At each Closing, Transferee shall:

(i) Execute, acknowledge and deliver a certificate to Transferor confirming the matters set forth in Sections 10.03(a) and (b) with respect to Transferee, as of the applicable Closing Date, such certificates to be signed by an officer of Transferee.

(ii) Provide to Transferor (A) a copy of the Charter Documents of Transferee certified by a duly authorized officer or partner of Transferee, (B) a copy of resolutions or other actions of the partners of Transferee certified by a duly authorized officer or partner of Transferee, and (C) such other evidence of the power and authority of Transferee to consummate the transactions described in this Agreement as Transferor may reasonably require.

(iii) Execute, cause to be acknowledged as appropriate and deliver such additional documents as may be reasonably necessary or customary to consummate the transactions contemplated by this Agreement.

(iv) Execute and deliver, or cause to be executed and delivered, all Restructuring Documents to be executed by Transferee, the Company, the Facility Owners or the New Facility Owners.

(v) Execute, cause to be acknowledged as appropriate and deliver the Closing Statement.

(vi) Execute, and cause to be notarized and filed, as applicable, any and all transfer tax forms, or signature pages to transfer tax forms, required by applicable law or advisable, in the reasonable opinion of Transferee, in connection with the transfer of the Owned Assets to Transferee (or its designee), as contemplated hereunder.

Article XII.

INDEMNITY; DEFAULT; DAMAGES

Section 12.01 Survival. Except for those representations, warranties, covenants or agreements contained in this Agreement the obligations in relation to which are expressly stated to survive the applicable Closing beyond the below-referenced twelve (12) month period or without time limitation, all claims for any breach by a party of any representation, warranty, covenant or agreement made by it in this Agreement or in any other Document must be set forth in reasonable detail in a written notice received by such party not later than the date that is twelve (12) months following the applicable Closing Date and any litigation with respect to such claim shall be commenced on or prior to the date that is sixty (60) days after the expiration of such twelve (12) month period. The following representations and warranties shall survive without time limit: (a) Transferee’s representations and warranties contained in Sections 4.01 through 4.09 and (b) Transferor’s representations and warranties contained in Sections 7.01 through 7.10.

Section 12.02 Transferee’s Remedies for Transferor’s Defaults. If Transferor breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Transferee specifying such default, Transferee may, as its sole remedy hereunder, by delivering notice in writing to Transferor in the manner provided in this Agreement, either, (i)

terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination) in which event Transferee shall receive a disbursement of the Down Payment and Transferor shall pay Transferee for its Transferor Reimbursable Transaction Costs within thirty (30) calendar days of such termination, (ii) seek enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Transferor to fulfill its obligations under this Agreement, including but not limited to the transfer of the Owned Assets or (iii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults.

Section 12.03 Transferor’s Remedies for Transferee’s Defaults. If Transferee breaches any of its representations or warranties hereunder, or defaults on any of its obligations hereunder in any material respect, and such default continues for ten (10) Business Days after written notice thereof from Transferor specifying such default, Transferor may, as its sole remedy hereunder, by delivering notice in writing to Transferee in the manner provided in this Agreement, either, (i) terminate this Agreement and the other Documents and declare it and them null and void (except for those Liabilities that expressly survive such termination), in which event Transferor shall retain the Down Payment as liquidated damages as the sole legal or equitable remedy, the parties hereby acknowledging and agreeing that the damages which Transferor would suffer as a result of such default and termination would be difficult, if not impossible, to determine and that the liquidated damages provided for herein are a fair and reasonable estimation of such damages or (ii) waive any such conditions or defaults and consummate the transactions contemplated by this Agreement and the Documents in the same manner as if there had been no conditions or defaults; it being expressly understood and agreed that Transferor shall not have any right or remedy to seek specific performance or injunctive relief with respect to any default by Transferee.

Section 12.04 Indemnification by Transferee. Transferee shall, during the applicable survival period, indemnify, defend, and hold harmless Transferor and its members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any breach by Transferee of any of its representations, warranties, covenants or agreements in this Agreement or any other Document.

Section 12.05 Indemnification by Transferor. Transferor shall, during the applicable survival period, indemnify, defend, and hold harmless Transferee and its respective members, officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of, or resulting from any breach by Transferor of any of its representations, warranties, covenants or agreements in this Agreement or any other Document, subject to the Business Representations Damage Cap with respect to breaches of Business Representations. Prior to each Closing, Transferor shall either demonstrate to Transferee that it has sufficient financial wherewithal (in Transferee’s reasonable business judgment) to satisfy any potential Transferee indemnification obligations hereunder, or otherwise provide a guarantor of such indemnification obligations reasonably satisfactory to Transferee in its reasonable business judgment.

Section 12.06 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 12.04 and 12.05, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (i) of the immediately preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

(d) Failure or delay by an Indemnified Party to give prompt notice of any claim (if given prior to expiration of any applicable survival period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay.

Section 12.07 Exclusivity. The rights and remedies set forth in this Article XII shall be exclusive of all other rights to monetary damages that any party (or any party’s successors or assigns) would otherwise have at law or in equity in connection with the transactions contemplated by this Agreement or any other Document, other than with respect to claims based on common law fraud or rights which by law cannot be waived or limited.

Section 12.08 Limitation of Liability. Except to the extent awarded to a party other than an Indemnified Party in respect of third party claims, in no event shall any Indemnified Party be entitled to any incidental, indirect, special or consequential damages resulting from or arising out of any claim under this Article XII, including damages for lost revenues, income or profits, diminution of value of one or more Facility or any other damage or loss resulting from the disruption or loss of operation of one or more Facility, unless a result of fraud or intentional misrepresentation.

Section 12.09 Business Representations Damages Cap. Notwithstanding anything to the contrary contained herein or in any other Document, if the Closing of the transactions hereunder shall have occurred, Transferor shall have no Liability to Transferee, its members, officers, directors, employees or Affiliates, successors or assigns, for the breach of the Business Representations in excess of, in the aggregate, $1,500,000 with respect to the Pool One Facilities and $1,000,000 in the aggregate with respect to the Pool Two Facilities and $500,000 for the Shenandoah Facility (the “Business Representations Damage Cap”).

Article XIII.

DOWN PAYMENT AND ESCROW

Section 13.01 Investment of Down Payment. Transferee shall deposit the Down Payment with the Escrow Agent. Escrow Agent shall invest the Down Payment in an insured interest bearing account, or in interest bearing investments backed by securities issued by the U.S. federal government, as Transferee may from time to time direct.

Section 13.02 Disbursement of Down Payment. Escrow Agent shall hold the Down Payment in escrow and release the same as follows:

(a) If at any time prior to expiration of the Pool One Due Diligence Period, Escrow Agent shall receive written notice from Transferee stating that (i) Transferee is terminating this Agreement, and (ii) Transferee is simultaneously giving Transferor a copy of such notice, Escrow Agent shall promptly disburse 3/5 of the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement. If at any time on or prior to the date that is eight (8) Business Days after the date of this Agreement, Escrow Agent shall receive written notice from Transferor stating that (i) Transferor is terminating this Agreement due to the failure to receive the Transferor Board Consent with respect to the Pool One Properties and (ii) Transferor is simultaneously giving Transferee a copy of such notice, Escrow Agent shall promptly disburse 3/5 of the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement. If at any time prior to expiration of the Pool Two Due Diligence Period, Escrow Agent shall receive written notice from Transferee stating that (i) Transferee is terminating this Agreement, and (ii) Transferee is simultaneously giving Transferor a copy of such notice, Escrow Agent shall promptly disburse 2/5 of the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement.

(b) If at any time after the expiration of the Pool One Due Diligence Period, but prior to Closing, Escrow Agent shall receive written notice from Transferee stating that (i) Transferee is terminating this Agreement for a reason other than a Transferor default or another reason which would permit Transferee to receive the Down Payment, and (ii) Transferee is simultaneously giving Transferor a copy of such notice, Escrow Agent shall promptly disburse 3/5 of the Down Payment to Transferor, without the need for further instructions from or approvals by any other party to this Agreement.

(c) Except as provided in Section 13.02(e), if Escrow Agent shall receive written notice from Transferee (“Transferor Default Notice”) stating that (i) Transferor has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferor has not cured such failure or default in accordance with Section 12.02, and (iii) Transferee is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferor Default Notice to Transferor. If on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, Transferor shall object in writing (“Transferor’s Objection Notice”) to the return of the Down Payment to Transferee, then Escrow Agent shall not return the Down Payment to Transferee. If Transferor shall not deliver a Transferor’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Transferor Default Notice, then Escrow Agent shall promptly return the Down Payment to Transferee without the need for further instructions from or approvals by any other party to this Agreement.

(d) Except as provided in Section 13.02(e), if Escrow Agent shall receive written notice from Transferor (“Transferee Default Notice”) stating that (i) Transferee has failed to complete Closing in accordance with the terms of this Agreement, or has defaulted in any other manner under this Agreement, (ii) Transferee has not cured such failure or default in accordance with Section 12.03, and (iii) Transferor is demanding the return of the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferee Default Notice to Transferee. If on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferee Default Notice, Transferee shall object in writing (“Transferee’s Objection Notice”) to the return of the Down Payment to Transferor, then Escrow Agent shall not return the Down Payment to Transferor. If Transferee shall not deliver a Transferee’s Objection Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferee Default Notice, then Escrow Agent shall promptly return the Down Payment to Transferor without the need for further instructions from or approvals by any other party to this Agreement.

(e) Subject to Section 15.05 below, if Escrow Agent shall receive written notice from Transferee (“Failure of Condition Notice”) stating that Transferee is demanding the return of the Down Payment because either (i) Transferee has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the conditions set forth in Section 10.01(d) or (e) or (ii) Transferor has failed to complete Closing in accordance with the terms of this Agreement solely due to a failure of the conditions set forth in Section 10.02(d) or (e) and confirming that Transferor is not in breach of its obligations under Section 9.04, then Escrow Agent shall immediately deliver a copy of the Failure of Condition Notice to Transferor. If on or before the date which is five (5) Business Days following Transferor’s receipt of the

Failure of Transferee Condition Notice, Transferor shall object in writing to the return of the Down Payment to Transferee because (x) Transferor objects to Transferee’s statement in the Failure of Condition Notice regarding failure of any conditions specified in subsections (i) or (ii) above or (y) Transferor is demanding payment of any Transferor Reimbursable Transaction Costs from the Down Payment (“Transferor’s Failure of Condition Objection Notice”), then Escrow Agent shall not return the Down Payment to Transferee. If Transferor shall not deliver a Transferor’s Failure of Condition Notice to Escrow Agent on or before the date which is five (5) Business Days following Transferor’s receipt of the Failure of Condition Notice, then Escrow Agent shall promptly return the Down Payment to Transferee, without the need for further instructions from or approvals by any other party to this Agreement. If Transferor’s Failure of Condition Objection Notice specifies that Transferor is demanding payment of any Transferor Reimbursable Transaction Costs from the Down Payment, then Escrow Agent shall immediately and simultaneously deliver a copy of the Transferor Failure of Condition Objection Notice to Transferee and on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferor’s Failure of Condition Objection Notice, Escrow Agent shall receive written notice from Transferee stating that Transferee is objecting to the amount of Transferor Reimbursable Transaction Costs which Transferor is demanding be paid to Transferor (the “Transferee Notice of Objection to Transferor Reimbursable Transaction Costs”), then Escrow Agent shall not disburse any portion of the Down Payment to Transferor or Transferee. If Transferee shall not deliver a Transferee’s Notice of Objection to Transferor Reimbursable Transaction Costs on or before the date which is five (5) Business Days following Transferee’s receipt of the Transferor’s Failure of Condition Objection Notice, then Escrow Agent shall promptly disburse to Transferor from the Down Payment, an amount equal to the Transferor Reimbursable Transaction Costs demanded in the Transferor’s Failure of Condition Objection Notice and return to Transferee any remaining portion of the Down Payment, without the need for further instructions from or approvals by any other party to this Agreement.

(f) Unless the Down Payment shall have been previously released by Escrow Agent pursuant to this Section 13.02, at Closing, Escrow Agent shall deliver the Down Payment to the Company as part of the Pool One Transferee Contribution.

Section 13.03 Disputes. In the event of any dispute between Transferor and Transferee regarding the disbursement of the Down Payment pursuant to Sections 13.02(c), (d) or (e), or in the event Escrow Agent shall receive conflicting demands or instructions with respect to the disbursement of the Down Payment, Escrow Agent shall withhold disbursement of the Down Payment until it receives either (i) joint written instructions from Transferor and Transferee with respect to the disbursement of the Down Payment or (ii) an order binding upon it from a court of competent jurisdiction with respect to the disbursement of the Down Payment. Notwithstanding the foregoing, in the event of any such dispute or conflicting demands or instructions, Escrow Agent shall have the right to deliver the Down Payment into the registry of any court of competent jurisdiction, and Escrow Agent shall thereupon be released from any further liabilities or obligations with respect to the Down Payment.

Section 13.04 Compensation. Escrow Agent shall receive no compensation for its services performed pursuant to this Agreement except for reasonable attorneys’ fees and costs incurred as a result of any dispute between the parties hereto. Such fees and costs shall be borne by the party adjudged by a court of competent jurisdiction to have been at fault.

Section 13.05 Liability of Escrow Agent. The parties covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any Loss which it may incur as a result of serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence. Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel given with respect to any questions relating to its duties and responsibilities (ii) to any action taken or omitted to be taken in reliance upon any document, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement or (iii) failure, insolvency, or inability of the depositary to pay said funds upon demand for withdrawal; or (iv) levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. Transferor and Transferee, hereby agree, jointly and severally, to indemnify and hold harmless Escrow Agent against any and all Losses which may be imposed upon or incurred by Escrow Agent in connection with its serving as Escrow Agent hereunder, except for any Loss arising out of its willful default or gross negligence.

Article XIV.

JOINT VENTURE AND FACILITY DOCUMENTS

Section 14.01 Formation of Joint Venture.

(a) Upon the occurrence of the Pool One Closing, Transferor and Transferee shall take such steps as may be necessary to consummate the Restructuring. Transferee shall contribute the Pool One Transferee Contribution to the Company/New Facility Owners and Transferor shall contribute the Pool One Transferor Contribution to the Company/New Facility Owners. In connection with the Restructuring, on the Pool One Closing Date, Transferor and Transferee covenant and agree to enter into (or in Transferee’s case, cause its designated subsidiary to enter into) the amended and restated limited liability company agreement of the Company in the form mutually agreed to by the parties (the “JV Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, which shall amend and restate the existing limited liability company agreement of the Company and create a joint venture that will, upon the Pool One Closing and immediately following the Restructuring, directly or indirectly own the TRS, the New Pool One Facility Owners and the New Pool One Facility Tenants.

(b) Upon the occurrence of the Pool Two Closing, Transferor and Transferee shall take such steps as may be necessary to consummate the HUD Loan Assumptions. Transferee shall contribute the Pool Two Transferee Contribution to the Company/New Facility Owners and Transferor shall contribute the Pool Two Transferor Contribution to the Company/New Facility Owners. In connection with the HUD Loan Assumptions, on the Pool Two Closing Date, Transferor and Transferee covenant and agree to amend or amend and restate the JV Agreement to address the HUD Loan Assumptions and the Indianola Performance Escrow, as well as to accommodate any reasonable changes requested by HUD and approved by the Lender, Transferor and Transferee in their reasonable discretion. Following the Pool Two Closing, the Joint Venture will, directly or indirectly own the TRS, the New Pool One Facility Owners and the New Pool One Facility Tenants, the Pool Two Facility Owners and the Pool Two Facility Tenants.

(c) Simultaneously with the Pool One Closing, Transferor and Transferee shall cause the Company to distribute the Pool One Transferor Distribution to Transferor. Simultaneously with the Pool Two Closing, Transferor and Transferee shall cause the Company to distribute the Pool Two Transferor Distribution, less the amount being placed into the Indianola Performance Escrow, to Transferor.

Section 14.02 Termination of Existing Facility Documents. On or prior to the occurrence of each Closing, Transferor shall cause each Facility Owner to terminate any management agreements affecting the applicable Facilities.

Section 14.03 New Facility Documents.

(a) Deed Conveyance of Real Property. Upon the occurrence of each Closing, Transferor shall cause the applicable Facility Owners to transfer and convey to the applicable New Facility Owners, fee simple title in and to the Real Property (the “Deed Transfers”). The Deed Transfers shall be made by special warranty deed in form customary for the jurisdiction in which the applicable Real Property is located and reasonably approved by Transferor and Transferee, subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion. Each applicable Facility Owner shall further assign, transfer and convey to the applicable New Facility Owner, all right, title and interest of such Facility Owner in and to any and all tangible and intangible personal property relating directly or indirectly to the applicable Real Property and/or Facility, except for the Retained Assets. Such assignment, transfer and conveyance of personal property shall be made by bill of sale in form reasonably approved by Transferor and Transferee, subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion.

(b) Operating Lease. Upon the occurrence of each Closing, Transferor and Transferee shall cause each applicable New Facility Owner and New Facility Tenant to enter into a Lease substantially in the form mutually agreed to by the parties (each, an “Operating Lease”), subject to changes requested by Lender and approved by Transferor and Transferee in their reasonable discretion and to changes agreed to by Transferor and Transferee in their reasonable discretion as necessary to conform to local law.

(c) Management Agreement. Upon the occurrence of each Closing, Transferor and Transferee shall cause each applicable New Facility Tenant to, enter into a Management Agreement for the management and marketing services of the Facilities substantially in the form mutually agreed to by the parties (each, a “New Management Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion.

(d) Assignment of Contracts, Facility Agreements and Licenses. On the occurrence of each Closing, Transferor shall or shall cause the applicable Facility Owners to enter into an Assignment and Assumption Agreement substantially in the form mutually agreed to by the parties (the “Assignment and Assumption Agreement”), to the extent assignable, the applicable Contracts, Facility Agreements, and Licenses approved by Transferee during the applicable Due Diligence Period, together with the Resident Agreements, to the applicable New Facility Owners or New Facility Tenants as of such Closing Date, with Transferor being responsible for the payment of any fee or other charge imposed by any party in connection with such transfer. Notwithstanding the foregoing, on or before the termination of the applicable Due Diligence Period, Transferee shall identify in writing to Transferor (i) which Contracts, Facility Agreements, and Licenses it agrees to assume, and (ii) any such Contracts, Facility Agreements, and Licenses it does not agree to assume, and Transferor shall terminate such disapproved Contracts, Facility Agreements, and Licenses at its sole cost and expense as of the Closing Date. With respect to any equipment lease that New Facility Owners or New Facility Tenants assume, it shall be a condition to such assumption that at least five (5) Business Days prior to the applicable Closing Date, the applicable Facility Owner will obtain and deliver to Transferee written statements from the equipment lessors which demonstrate to Transferee’s satisfaction that (i) all payments under such equipment lease are current and that there are no charges owed, and (ii) the New Facility Owner and/or New Facility Tenant shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss of such equipment, or a breach or violation of the terms of such equipment leases that occurred or became due prior to the applicable Closing Date. Notwithstanding anything to the contrary, none of the Company, the New Facility Owners or the New Facility Tenants shall be responsible for the obligations under any Contracts, Facility Agreements, and Licenses that are not expressly approved by Transferee in writing during the Due Diligence Period and assumed pursuant to an Assignment and Assumption Agreement.

(e) Manager Pooling Agreement. Upon the occurrence of the Pool One Closing, Transferor and Transferee shall cause each of the New Pool One Facility Tenants to enter into the Manager Pooling Agreement substantially in the form mutually agreed to by the parties (the “Manager Pooling Agreement”), subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, to pool revenues and expenses of the Pool One Facilities leased by such New Pool One Facility Tenants for purposes of, among other things, netting such revenues at one Facility against expenses at the other Facilities leased by such New Pool One Facility Tenant. Upon the occurrence of the Pool Two Closing, the Transferor and Transferee shall cause the New Pool One Facility Tenants and the Pool Two New Facility Tenants to enter into an amendment to the Manager Pooling Agreement adding the Pool Two New Facility Tenants and Pool Two New Facilities to the same. However, if the foregoing is not permitted by HUD, then Transferor and Transferee shall cause each of the Pool Two New Facility Tenants, to enter a Manager Pooling Agreement with respect to the Pool Two Facilities and subject to changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion.

Section 14.04 Other Documents.

(a) Indemnification and Contribution Agreement. At Closing, if guaranties are required from the Transferor, Transferee or any of their respective affiliates in connection with the closing of the Refinancing or the HUD Loan Assumption, Transferor and Transferee shall cause the Transferee and Transferor guarantors of the loans (the “Loans”) evidenced by the Refinancing and/or the HUD Loan Assumptions (together, the “Guarantors”), respectively, to execute a Contribution and Indemnification Agreement in the form mutually agreed to by the parties (the “Indemnification and Contribution Agreement”), subject to (i) changes required to conform to the documents evidencing the Refinancing or the HUD Loan Assumption and (ii) changes requested by the Lender and approved by Transferor and Transferee in their reasonable discretion, pursuant to which Transferee and the Guarantors set forth the rights of Guarantors against Transferee if Guarantors make payments under any guarantees of the Loans and Guarantor set forth their understanding concerning the manner in which they will share liability between themselves if either pays more than their proportionate share of any obligation under any guarantees of the Loans.

Section 14.05 Escrow. Transferee, Transferor shall cause their respective executed counterparts to the JV Agreement, Operating Leases, Management Agreements, Manager Pooling Agreement, Indemnification and Contribution Agreement, together with any other applicable agreements, leases, certificates or other documents reasonably necessary to effectuate the Restructuring and HUD Loan Assumptions and otherwise in form and substance reasonably acceptable to Transferor, Transferee and Manger and any additional documents required by Lender to implement the Refinancing and agreed to by Transferor and Transferee in their reasonable discretion (collectively, the “Restructuring Documents”), to be deposited into escrow with Escrow Agent prior to each Closing pursuant to an escrow agreement and instruction letter mutually satisfactory to Transferor and Transferee which shall provide that such documents shall be released from escrow and made effective upon the consummation of the applicable Closing.

Article XV.

FEES AND EXPENSES

Section 15.01 Fees and Expenses.

(a) Except as otherwise specifically provided in this Agreement, Transferor and Transferee shall each pay the fees and expenses of their own attorneys, accountants, financial advisors, investment bankers and employees in connection with the preparation and negotiation of this Agreement, all documents prepared and negotiated pursuant to this Agreement, and the Restructuring Documents (collectively, the “Documents”)

(b) The fees and expenses of local counsel engaged to represent the Company in connection with the Restructuring (“Local Counsel Costs”) shall be Shared Expenses borne in accordance with Section 15.06 below.

(c) Any Third-Party Costs incurred by Transferee, Transferor or their respective Affiliates shall be paid solely by Transferee or Transferor, as the case may be, unless such costs were required to be incurred in connection with the Refinancing or the HUD Loan Assumption (collectively, the “Refinancing Third-Party Costs”), in which event such Refinancing Third Party Costs shall be borne in accordance with Section 15.06 below. It is understood, acknowledged and agreed by Transferor and Transferee that, subject to Section 15.05 below, any Refinancing Third-Party Costs incurred in connection with the Refinancing shall be borne in accordance with Section 15.05 below regardless of whether any such Refinancing Third-Party Costs would have been incurred by Transferee, Transferor or their respective Affiliates had there been no Refinancing. Any Third-Party Costs incurred by Transferee which are not also Refinancing Third-Party Costs, shall be paid solely by Transferee and any Third-Party Costs incurred by Transferor which are not also Refinancing Third-Party Costs, shall be paid solely by Transferor. As used herein, the term “Third-Party Costs” shall mean all third party (i.e., a party other than Transferee, Transferor or their respective Affiliates), out-of-pocket due diligence costs incurred in connection with the evaluation of the Real Property, the Facilities, the Company and the Facility Owners, including, without limitation, surveys, soil tests, engineering tests or other tests, environmental studies, market studies, other studies, reports, and property appraisals.

(d) Transferor shall be responsible for payment of the following items in connection with this transaction: (i) any costs in exercising the purchase option with respect to the Nevada Facility; (ii) any costs associated with termination of the existing facility managers, and (iii) any governmental fees or expenses payable for the assignment, transfer or conveyance of any Facility Contracts, Tenant Leases, Resident Agreements or Licenses and Permits.

Section 15.02 Title Costs. The cost of the Title Commitments and the Title Policies (including any non-imputation endorsements and other customary endorsements thereto) and any escrow costs and other fees associated therewith (collectively, the “Title Insurance Costs”) shall be Shared Expenses pursuant to Section 15.06 below.

Section 15.03 Transfer Taxes. Any real estate transfer taxes, fees or similar charges incurred in connection with the Restructuring (collectively, the “Transfer Taxes”) will be borne by the Transferor.

Section 15.04 Prorations. The items of revenue and expense set forth in this Section 15.04 shall be prorated between Transferor and Transferee (the “Prorations”) as of 11:59:59 p.m. on the day preceding the applicable Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 15.04, so that the Closing Date is a day of income and expense for Transferee.

(a) Taxes. All real property taxes and assessments (the “Property Taxes”) shall be prorated as of the Cut-Off Time between The applicable Facility Owner and Transferee. If the amount of any such Property Taxes is not ascertainable on the Closing Date, the Proration for such Property Taxes shall be based on the most recent available bill; provided, however, that after the Closing, the applicable Facility Owner and Transferee shall re-prorate the real property and related Property Taxes and pay any deficiency or excess in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. Any additional taxes in the nature of “roll back” taxes or relating to the year of Closing arising out of a change in the use of the real property and improvements or a change in ownership shall be paid by the applicable Facility Owner when due and payable, and the applicable Facility Owner and Transferor, jointly and severally, will indemnify Transferee from and against any and all such Property Taxes, which indemnification obligation will survive the Closing. Transferor shall be entitled to any tax abatement rights and benefits with respect to the Pool One Facilities and the Pool Two Facilities to the extent the same accrued prior to the contribution of the Pool One Facilities or Pool Two Facilities. This subparagraph shall survive Closing.

(b) Leases and Resident Agreements. Any rents and other amounts prepaid, accrued or due and payable under any leases or Residence Agreements shall be prorated as of the

Cut-Off Time between The applicable Facility Owner and Transferee. The Transferee shall receive a credit for all security deposits which are not transferred by the applicable Facility Owner to Transferee. The Transferee shall not receive a credit for any security deposits held by the applicable Facility Owner which are transferred to Transferee at Closing.

(c) Utilities. All utility services shall be prorated as of the Cut-Off Time between the applicable Facility Owner and Transferee. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated between the applicable Facility Owner and Transferee by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the parties shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. The applicable Facility Owner shall receive a credit for all deposits transferred to Transferee or which remain on deposit for the benefit of Transferee with respect to such utility contracts.

(d) All cash on hand, escrow and reserve accounts of Transferor or the Facility Owners, accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of the Transferor and the applicable Facility Seller. Transferor and any applicable Facility Owner shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Facilities through and including the day preceding the Closing Date and Transferee shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Facilities from and including the Closing Date.

(e) Re-Prorations. Notwithstanding anything to the contrary herein, if during the ninety (90) day period following the Closing Date, any party in its reasonable discretion believes the any of the Prorations as reflected on the Closing Statement are not based on actual or accurate figures, such party shall have the right to request that such Prorations be re-prorated, and upon such request the parties agree in good faith to endeavor to accomplish such re-proration as soon as practicable following such request. Any re-prorations shall be made in the same manner contemplated in this Section 15.04. This subparagraph shall survive Closing. The foregoing shall not apply to the proration of Property Taxes, which shall be handled pursuant to Section 15.04(a) above.

Section 15.05 Other Closing Costs. Except as explicitly set forth herein, all other costs, expenses and legal fees incurred by Transferee or Transferor in connection with the applicable Closing, including, without limitation, costs, expenses and legal fees incurred in connection with (i) the Refinancing, and (ii) the issuance of the Licenses to the Company, the New Facility Tenants and/or the Facility Owners (collectively, the “Other Shared Closing Costs”), shall be Shared Expenses, pursuant to Section 15.06 below.

Section 15.06 Closing Cost Allocation. All Refinancing Third-Party Costs, Local Counsel Costs, Title Insurance Costs, Transfer Taxes, Other Shared Closing Costs (other than costs of preparation and negotiation of the Documents which shall be borne by Transferor and Transferee as set forth in Section 15.01 above), Refinancing Fee or Other Refinancing Fees and Expenses (the “Shared Expenses”) will be borne by Transferor and Transferee in accordance with their respective percentage interests in the Company following the Restructuring. Any payments by Transferor or Transferee in respect of any Shared Expenses shall be deemed capital contributions of Transferor and Transferee, as applicable, under the JV Agreement.

Article XVI.

REFINANCING AND HUD LOAN ASSUMPTIONS

Section 16.01 Cooperation. Transferor and Transferee will cooperate and use commercially reasonable efforts to secure the Refinancing and the HUD Loan Assumptions. The proceeds of the Refinancing shall be utilized at Closing to repay in full the Existing Owner Financing encumbering the Pool One Facilities.

Section 16.02 Financing Fees. Any (a) financing fee, extension fee, rate lock fee, interest rate breakage costs or other similar fee in connection with the Refinancing or the HUD Loan Assumptions (a “Refinancing Fee”) required to be paid prior to a Closing, (b) Refinancing or HUD Loan Assumption Third-Party Costs and (c) any other fees and expenses incurred in connection with the Refinancing or HUD Loan Assumptions (including, without limitation, any legal fees of a lender, any mortgage recordation or similar fees and any due diligence costs incurred by a lender) (collectively, the “Other Refinancing Fees and Expenses”) shall be shall be Shared Expenses in accordance with Section 15.06 above.

Section 16.03 Refinancing Closing. The closing of the Refinancing and the Pool One Closing hereunder shall occur simultaneously. The closing of the HUD Loan Assumptions and the Pool Two Closing hereunder shall occur simultaneously. At each Closing, Transferor and Transferee shall deliver, and shall cause the Company and its subsidiaries to deliver, those documents, instruments and other deliveries as are required to be delivered to consummate the Refinancing or the HUD Loan Assumptions, as applicable, including, without limitation, any guaranties, to the extent reasonably acceptable to Transferor and Transferee, and any such documents shall constitute Restructuring Documents hereunder.

Article XVII.

ASSUMED AND RETAINED LIABILITIES

Section 17.01 Retained Liabilities. At each Closing, the applicable Facility Owners shall each retain all Liabilities for, and neither the Transferee nor the applicable New Facility Owner shall have any obligation or Liability concerning:

(a) Matters Arising Prior to Closing Date. Any Liabilities under the Facility Agreements, Contracts, Residence Agreements, and Licenses which have arisen, accrued or pertain to a period prior to the applicable Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Facility Agreements, Contracts, Residence Agreements, and Licenses as of such Closing Date; and

(b) Taxes and Assessments. The payment of all Taxes and assessments due and payable or accrued with respect to the period prior to the applicable Closing Date but not yet paid prior to the applicable Closing Date, except to the extent Transferee has received a credit for such Taxes and assessments at the applicable Closing; and

(c) Personal Injury. Any claim for personal injury to a Person which is based on any event which occurred at a Facility prior to the applicable Closing Date; and

(d) Retained Assets. Any liability associated with any of the items constituting Retained Assets (collectively, all items contained in this Section 17.01 being the “Retained Liabilities”).

The rights and obligations of the Parties under this Section 17.01 shall survive the Closings.

Section 17.02 Assumed Liabilities. At each Closing, the New Facility Owner shall assume (i) all Liabilities under the Facility Agreements, Contracts, Residence Agreements, and Licenses that are not Retained Liabilities and which arise or accrue on or after the applicable Closing Date with respect to the applicable Facilities, and (ii) the payment of Taxes which arise or accrue on or after the applicable Closing Date (“Assumed Liabilities”).

The rights and obligations of the Parties under this Section 17.02 shall survive the Closings.

Article XVIII.

MISCELLANEOUS

Section 18.01 Further Actions. From time to time before, at and after each Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by any other party in order more effectively to consummate the transactions contemplated hereby.

Section 18.02 Shenandoah Facility. Transferor and Transferee agree that, at such time as the Windsor Manor of Shenandoah (the “Shenandoah Facility”) achieves eighty percent (80%) occupancy and a twenty-five percent (25%) Operating Margin for three (3) consecutive months Transferor and Transferee shall enter into a transfer agreement for contribution of the Shenandoah Facility to the Company. Such transfer agreement shall contain the same terms and conditions as this Agreement (including, without limitation, due diligence rights), as if the Shenandoah Facility were a third pool of facilities. The agreed-upon value of the Shenandoah Facility shall be Five Million Five Hundred Thousand Dollars ($5,500,000). Notwithstanding the contribution of the Shenandoah Facility to the Company, Transferor shall be entitled to receive any rebate for property taxes with respect to its period of ownership prior to the contribution of the Shenandoah Facility to the Company. This provision shall expressly survive the Pool One Closing and Pool Two Closing. In the event that the Shenandoah has not achieved the above-required Operating Margin by December 31, 2013, then the parties agree to discuss in good faith whether to proceed working towards closing on the Shenandoah Facility or to release each other from any further obligations with respect to the same.

Section 18.03 Agreement. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, or by electronic mail or facsimile (provided that an additional copy is delivered by one of the foregoing methods), addressed as follows:

(a)	If to Transferor:

c/o HR Green, Inc.

8710 Earhart Lane SW

Cedar Rapids, IA 52404

Attn.: Steven R. Heyer

Telecopy No.: (319) 841-4012

Telephone No.: (319) 841-4403

E-Mail: sheyer@hrgreen.com

with a copy to:

c/o HR Green, Inc.

420 N. Front Street, Suite 100

McHenry, IL 60050

Attn.: Scott L. Smith, Esq.

Telecopy No.: (815) 358-0988

Telephone No.: (815) 759-8354

E-Mail: ssmith@hrgreen.com

with a copy to:

Simmons Perrine Moyer Bergman PLC

115 Third Street SE, Suite 1200

Cedar Rapids, IA 52401

Attn.: Kathleen A. Kleiman, Esq.

Telecopy No.: (319) 366-1917

Telephone No.: (319) 896-4027

E-Mail: kkleiman@simmonsperrine.com

(b)	If to Transferee, to:

CHT Partners, LP

CNL Center at City Commons

450 South Orange Ave.

Orlando, Florida 32801

Attn.: Joseph T. Johnson, SVP and CFO and

  Holly J. Greer, SVP and General Counsel

Telecopy No.: 407-540- 2544

Telephone No.: 407-540-7618 (Johnson)

  407-540-7546 (Greer)

E-Mail: hgreer@cnl.com

 jjohnson@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, PA

450 S. Orange Avenue, Suite 800

Orlando, Florida 32801

Attn.: John D. Ruffier, Esq.

Telecopy No.: 407-843-4444

Telephone No.: 407-418-6414

E-Mail: john.ruffier@lowndes-law.com

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the fifth Business Day following the date so mailed, (ii) if delivered by courier, on the date received and (iii) if sent by facsimile, on the date transmitted if during normal business hours of the recipient, and otherwise on the next Business Day of the recipient, in each case as evidenced by receipt by the sending party of electronic confirmation of successful transmission form the receiving party’s facsimile machine.

Section 18.04 Entire Agreement. This Agreement, the Access Agreement, the Exhibits and the other Documents contain the entire understanding among the parties with respect to the subject matter hereof and are intended to be a full integration of all prior or contemporaneous agreements, conditions or undertakings among the parties hereto. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among the parties with respect to the subject matter hereof other than as set forth in this Agreement and the Exhibits and other Documents.

Section 18.05 Not Construed Against Drafter. This Agreement has been negotiated and prepared by the parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

Section 18.06 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 18.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties, provided that Transferor or Transferee may assign all of their respective rights under this Agreement to an Affiliate, provided further that (i) the respective representations and warranties of Transferor or Transferee hereunder shall be true and correct in all material respects as applied to the applicable assignee, (ii) both Transferee or Transferee, as applicable, and the assignee shall execute and deliver to the other parties hereto a written instrument in form and substance satisfactory to such parties, in their reasonable discretion, in which Transferee or Transferee, as applicable, and the assignee agree to be jointly and severally liable for performance of all of the applicable assignee’s obligations under this Agreement, (iii) Transferee or Transferor, as applicable, and the assignee shall deliver such other documents and instruments as reasonably requested by the other parties hereto, including appropriate certified resolutions of the members or boards of directors of Transferee or Transferor, as applicable, and the assignee and (iv) Transferor or Transferee, as applicable, shall remain fully liable for its obligations under this Agreement.

Section 18.08 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws; provided, however, that notwithstanding the foregoing, any matters relating to real property shall be governed by the laws of the State of Iowa.

Section 18.09 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

Section 18.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

Section 18.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 18.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

Section 18.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

Section 18.14 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit (other than Exhibits that are to be separately executed and delivered as Documents) is hereby incorporated by reference and made a part hereof as if fully set forth herein.

Section 18.15 Attorneys’ Fees. In the event any party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to court. For purposes of this Agreement, “prevailing party” shall mean, in the case of a Person asserting a claim, such Person is successful in obtaining substantially all of the relief sought, and in the case of a Person defending against or responding to a claim, such Person is successful in denying substantially all of the relief sought.

Section 18.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, SELLER’S INTEREST, THE FACILITIES OR THE RELATIONSHIP OF THE PARTIES HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE EACH CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

Section 18.17 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by telecopy or by electronic mail in PDF format shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other parties, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature or signature transmitted by electronic mail in PDF format and shall accept the telecopied signature or signature transmitted by electronic mail in PDF format of each other party to this Agreement.

Section 18.18 Informational Meetings. Transferor and Transferee each agree to hold meetings with the other party at reasonable times and upon reasonable notice to review and discuss the status of this Agreement and the Refinancing. Such meetings shall be held at the corporate headquarters of Transferor or Transferee or by telephone, as agreed to by the parties.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

TRANSFEROR:

GCI DEVELOPMENT, LLC, an Iowa limited liability company

By:	/s/ Steven R. Heyer

Name:	Steven R. Heyer

Title:	President

TRANSFEREE:

CHT PARTNERS, LP, a Delaware limited partnership

By:	CHT GP, LLC, a Delaware limited liability company, its general partner

By:	CNL Healthcare Trust, Inc., a Maryland corporation, managing member of general partner

By:	/s/ Holly J. Greer
Name: Holly J. Greer
Title: Senior Vice President

Executed for the purpose of acknowledging and agreeing to the obligations of the Escrow Agent hereunder:

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Keren Marti

Name:	Keren Marti

Title:	Vice President